EXECUTION VERSION Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”. LICENSE AND COLLABORATION AGREEMENT by and between C4 THERAPEUTICS, INC. and MERCK SHARP & DOHME LLC

1 LICENSE AND COLLABORATION AGREEMENT This License and Collaboration Agreement (this “Agreement”) is dated as of December 11, 2023 (the “Effective Date”), and is entered into by and between Merck Sharp & Dohme LLC, having an address at 126 East Lincoln Ave., P.O. Box 2000, Rahway, New Jersey 07065 (hereinafter referred to as “Merck”) and C4 Therapeutics, Inc., having an address at 490 Arsenal Way, Suite 120, Watertown, MA 02472 (hereinafter referred to as “C4T”). Merck and C4T are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. RECITALS: WHEREAS, C4T is a biotechnology company dedicated to advancing targeted protein degradation through its proprietary C4T Platform Technology; WHEREAS, Merck is a biopharmaceutical company focused on developing and commercializing innovative biopharmaceutical products; and WHEREAS, C4T and Merck wish to collaborate to discover and develop Collaboration Compounds (as defined herein), including through the conduct of Research Programs, with the goal of identifying and generating Collaboration Compounds and Collaboration Products that are suitable for further Development, Manufacture and Commercialization by Merck, upon the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, C4T and Merck hereby agree as follows: ARTICLE 1 DEFINITIONS Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below. 1.1 “Acquiring Entity” means (a) a Third Party that merges or consolidates with or acquires C4T pursuant to a Change of Control, or to which C4T transfers all or substantially all of its assets to which this Agreement pertains, including pursuant to a Platform Transaction or (b) any Affiliates of such Third Party immediately prior to such transaction described in (a). 1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time. 1.3 “Action” means any claim, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), arbitration or other proceedings brought or asserted by any Third Party (including any Regulatory Authority) against a Party (or any other Indemnified Party).

2 1.4 “Additional Obligations” shall have the meaning given to such term in Section 3.1.2(b). 1.5 “Adverse Ruling” shall have the meaning given to such term in Section 11.4. 1.6 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly (through one (1) or more intermediaries), controls, is controlled by, or is under common control with, such first Person for so long as such other Person controls, is controlled by, or is under common control with, such first Person, and regardless of whether such other Person is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, of its general partner or other controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity. 1.7 “Agreement” shall have the meaning given to such term in the preamble to this document. 1.8 “Alliance Manager” shall have the meaning given to such term in Section 2.8. 1.9 1.10 1.11 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines, executive orders or other requirements of Regulatory Authorities or other governmental authorities, which may be in effect from time to time. 1.12 “Audited Party” shall have the meaning given to such term in Section 7.8.1. 1.13 “Auditing Party” shall have the meaning given to such term in Section 7.8.1.

3 1.14 “Bankruptcy Code” shall have the meaning given to such term in Section 3.7. 1.15 “Biosimilar Application” means an application or submission filed with a Regulatory Authority for marketing authorization of a Biosimilar Product. 1.16 “Biosimilar Product” means, with respect to a given Collaboration Product in a given country, a product (a) that contains the same or a “highly similar” active ingredient in such Collaboration Product, as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2) (and subject to the factors set forth in the FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity to a Reference Product,” (February 2012), at Section VI or any successor FDA guidance thereto) or any other similar provision under Applicable Law in the applicable country (or region), (b) (i) for which Marketing Authorization is obtained by referencing regulatory materials of such Collaboration Product, or (ii) that is approved for use in such country (or region) pursuant to a Marketing Authorization process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or a similar process for Marketing Authorization in any country (or region) outside the United States, or any other similar provision that comes into force, or is the subject of a notice with respect to such Collaboration Product under 42 U.S.C. § 262(l)(2) or a similar provision in any country (or region) outside the United States, or any other similar provision that comes into force, and (c) that is sold in the same country as such Collaboration Product by any Third Party that is not authorized to do so by Merck (or its Related Parties) (potentially including through the grant of a license) and did not purchase such product in a chain of distribution that included Merck (or its Related Parties). 1.17 “Breaching Party” shall have the meaning given to such term in Section 11.4. 1.18 “C4T” shall have the meaning given to such term in the preamble to this Agreement. 1.19 “C4T Background IP” means C4T Background Patent Rights and C4T Background Know-How. 1.20 “C4T Background Know-How” means any and all Know-How that (a) are Controlled by C4T (or its Affiliates), either (i) as of the Effective Date or (ii) after the Effective Date, during the Term, but outside of the conduct of activities under this Agreement, and (b) are in connection with the research, Development, Manufacture, or Commercialization of any Collaboration Compound or Collaboration Product, including any such C4T Platform Know-How. 1.21 “C4T Background Patent Rights” means Patent Rights Controlled by C4T (or its Affiliates) that claim or cover C4T Background Know-How, including any such C4T Background

4 Patent Rights that are C4T Platform Patent Rights and the C4T . The C4T Background Patent Rights 1.22 “C4T CoC Competing Product” shall have the meaning given to such term in Section 3.6.2. 1.23 “C4T Collaboration IP” means C4T Collaboration Know-How and C4T Collaboration Patent Rights. 1.24 “C4T Collaboration Know-How” means any and all Inventions that are directed to C4T Platform Technology . C4T Collaboration Know-How excludes Merck Platform Know-How and Merck Collaboration Know-How. 1.25 “C4T Collaboration Patent Rights” means Patent Rights that claim or cover C4T Collaboration Know-How, including any such C4T Collaboration Patent Rights that are C4T Platform Patent Rights. 1.26 “C4T Collaboration Performance Failure” means, with respect to a given Research Program, a material failure of C4T to (a) deliver a in accordance with the applicable Research Plan, including in accordance with any applicable timelines (and any extensions thereto reasonably agreed to by the Parties), or (b) otherwise perform the activities allocated to C4T under the applicable Research Plan, in each case of (a) and (b), (i) other than for reasons of technical or scientific infeasibility or failure, or as reasonably agreed to by the Parties or (ii) which failure has not been cured within after Merck has notified C4T in writing of such failure. 1.27 “C4T Patent Rights” means 1.28 “C4T Indemnified Parties” shall have the meaning given to such term in Section 9.2. 1.29 “C4T Know-How” means (a) C4T Background Know-How and (b) C4T Collaboration Know-How. 1.30 “C4T Patent Rights” means (a) C4T Background Patent Rights, (b) C4T Collaboration Patent Rights and (c) C4T Residual Patent Rights. 1.31 “C4T Platform Know-How” means any and all Know-How that is (a) Controlled by C4T (or its Affiliates) and (b) related to the C4T Platform Technology. 1.32 “C4T Platform Patent Rights” means Patent Rights Controlled by C4T (or its Affiliates) that claim or cover C4T Platform Know-How.

5 1.33 “C4T Platform Technology” means the C4T degrader platform comprised of . C4T Platform Technology excludes Merck Collaboration Know-How and Merck Platform Know-How. 1.34 “C4T Residual Inventions” shall have the meaning given to such term in Section 10.2.4(b). 1.35 “C4T Residual Patent Rights” shall have the meaning given to such term in Section 10.2.4(b). 1.36 “C4T Third Party License Agreements” means any agreements (including license agreements) between C4T (or any of its Affiliates) and a Third Party granting a license or other rights from a Third Party to C4T (or any of its Affiliates) with respect to any Know-How or Patent Rights that are (or, with respect to any such agreements executed after the Effective Date, would be) included in the C4T Patent Rights or C4T Know-How and for the Exploitation of, any Collaboration Compound or Collaboration Product. 1.37 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs and (ii) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement. 1.38 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that (i) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same year and (ii) the last Calendar Year of this Agreement shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement. 1.39 “Change of Control” means, with respect to a Party or, if such Party is controlled directly or indirectly (through one (1) or more intermediaries) by another Person, such ultimate controlling Person (the “Parent”), a transaction with a Third Party(ies) involving, (a) the acquisition, merger or consolidation, directly or indirectly, of such Party or, if there is a Parent, such Parent (rather than such Party), as applicable, and, immediately following the consummation of such transaction, the shareholders of such Party or Parent, as the case may be, immediately prior thereto holding, directly or indirectly, as applicable, shares of capital stock of the surviving or continuing company representing less than fifty percent (50%) of the outstanding shares of such surviving or continuing company, (b) the sale of all or substantially all of the assets or business of such Party or, if there is a Parent, such Parent (rather than such Party), as the case may be or (c) a Person, or group of Persons acting in concert, acquiring, directly or indirectly, more than fifty

6 percent (50%) of the voting equity securities or management control of such Party or, if there is a Parent, such Parent (rather than such Party), as the case may be. 1.40 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or post-approval clinical trial. 1.41 “Collaboration Compound” means 1.42 “Collaboration Product” means 1.43 “Collaboration Target” means . 1.44 “Combination Product” means a Collaboration Product that . All references to Collaboration Product in this Agreement shall be deemed to include Combination Product. 1.45 “Commercialize” means to promote, market, distribute, sell, offer for sale, have sold and provide product support for a product, including a Collaboration Product. “Commercializing” and “Commercialization” shall have correlative meanings. 1.46 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective,

7 1.47 “Competing Product” has the meaning set forth in Section 3.6.1. 1.48 “Compulsory License” means a license or sublicense of any applicable Patent Rights granted to a Third Party through the order, decree or grant of a governmental authority having competent jurisdiction in a country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Collaboration Product in such country or region. 1.49 “Confidential Information” means any and all confidential or proprietary information, know-how and data, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. 1.50 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property asset or right, the possession of (whether by ownership, license or sublicense, other than pursuant to this Agreement) or the ability to grant access to, or a license or sublicense of, such asset or right as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such access, license or sublicense. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by C4T (or its Affiliates): (a) any materials, Patent Rights, Know-How or intellectual property rights owned or licensed by any Acquiring Entity immediately prior to the consummation of the Change of Control or other transaction making such Third Party an Acquiring Entity, and (b) any materials, Patent Rights, Know-How or intellectual property right that any Acquiring Entity subsequently develops without accessing or practicing the C4T Platform Technology or any Confidential Information within the C4T Patent Rights or C4T Know-How (including by establishing reasonable firewalls with respect to such activities); provided that, in each case of (a) and (b), if such materials, Patent Rights, Know-How or intellectual property rights are (i) used by or on behalf of such Party in the conduct of activities hereunder or (ii) an improvement, modification or enhancement to the C4T Platform Technology or any Confidential Information within the C4T Patent Rights or C4T Know-How made by such Acquiring Entity after such Change of Control or

8 other transaction then, in each case of (i) and (ii), such materials, Patent Rights, Know-How or other intellectual property shall be “Controlled” by such Party for purposes of this Agreement. 1.51 1.52 . 1.53 1.54 “Default Notice” shall have the meaning given to such term in Section 11.4. 1.55 . 1.56 . 1.57 “Degrader Lead Optimization Initiation” shall have the meaning given to such term in . 1.58 1.59 “Develop” means to research, develop, analyze, test and conduct preclinical, clinical and all other regulatory trials for a compound or product, including a Collaboration Compound or Collaboration Product, including (a) activities to design, characterize, generate, synthesize, produce, validate and Optimize Collaboration Compounds, as well as activities to modify, enhance and improve Collaboration Products, and (b) activities pertaining to manufacturing development, formulation development, manufacturing scale-up and lifecycle management, including new indications, new formulations, combinations and all other activities related to securing and maintaining Regulatory Approval for a compound or product, including pre- and post-Regulatory Approval regulatory activities in connection with a product. “Developing” and “Development” shall have correlative meanings. 1.60 “Directed To” means, with regard to any

9 1.61 “Disclosing Party” shall have the meaning given to such term in Section 6.1. 1.62 “Disclosure Schedule” shall have the meaning given to such term in Section 8.2.18. 1.63 “Dispute” has the meaning set forth in Section 12.7.1. 1.64 “Disputed Patent Right” shall have the meaning given to such term in Section 10.10.3. 1.65 “Divestiture” means, with respect to a Competing Product: (a) the divestiture of such Competing Product through a sale or assignment of all rights in such Competing Product to a Third Party or (b) the complete cessation of all Development, Commercialization and Exploitation activities with respect to such Competing Product. When used as a verb, “Divest” and “Divested” means to cause or have caused a Divestiture. 1.66 “Dollar” or “$” means United States dollars. 1.67 1.68 “Effective Date” shall have the meaning given to such term in the preamble to this Agreement. 1.69 1.70 “Excluded Claim” shall have the meaning given to such term in Section 12.7.2. 1.71 “Exploit” means to make, have made, use, import, sell, offer to sell, have sold, research, Develop, Manufacture, Commercialize, and otherwise exploit. “Exploitation” shall have a correlative meaning. 1.72 “FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function. 1.73 “Field” means any and all uses or purposes. 1.74 “First Commercial Sale” means, with respect to any Collaboration Product in a given country, the first sale to a Third Party of commercial quantities of such Collaboration Product on arm’s-length terms by Merck or its Related Parties for end use or consumption of such Collaboration Product in such country (following, in all cases, the receipt of Marketing Authorization for such Collaboration Product in such country);

10 1.75 “GAAP” means generally accepted accounting principles in the United States. 1.76 “Gatekeeper” shall have the meaning given to such term in Schedule 4.1.2. 1.77 “Gatekeeper Notice” shall have the meaning given to such term in Schedule 4.1.2. 1.78 “Group I Background Patent Rights” shall have the meaning given to such term in Section 10.3.1(a). 1.79 “Group II Background Patent Rights” shall have the meaning given to such term in Section 10.3.1(b). 1.80 “Human Materials” shall have the meaning given to such term in Section 4.6.2. 1.81 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority. 1.82 “Indemnified Party” shall have the meaning given to such term in Section 9.3.1. 1.83 “Indemnifying Party” shall have the meaning given to such term in Section 9.3.1. 1.84 “Indirect Taxes” shall have the meaning given to such term in Section 7.10.3. 1.85 “Initial Collaboration Target” means 1.86 “Initial Collaboration Target No-Cost Substitution Period” shall have the meaning given to such term in Section 7.2.1. 1.87 “Initial Collaboration Target Substitution Period” shall have the meaning given to such term in Section 4.1.3(a). 1.88 “Initial Research Plan” shall have the meaning given to such term in Section 4.1.4(a). 1.89 “Initiation”, “Initiated” or “Initiate” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial with the Collaboration Product being studied under such Clinical Trial. 1.90 “Invention” means any Know-How, whether or not patentable, in each case that is first conceived, discovered, invented, made or conceived and reduced to practice by or on behalf of a Party (or their respective Affiliates) (whether solely by or on behalf of a Party (or its Affiliate) or jointly by or on behalf of the Parties (or their respective Affiliates)) in accordance with this Agreement.

11 1.91 “IPOC” has the meaning set forth in Section 10.10.1. 1.92 “IRA” means 42 U.S.C. §§ 1320f et seq., as amended from time to time. 1.93 “Joint Project Team” has the meaning set forth in Section 2.6. 1.94 “Joint Research Committee” or “JRC” means the joint research committee as more fully described in Section 2.2. 1.95 “Joint Residual Inventions” has the meaning set forth in Section 10.2.4(c). 1.96 “Joint Residual Patent Rights” shall have the meaning given to such term in Section 10.5. 1.97 “Know-How” means any and all confidential or proprietary know-how, information and materials, including discoveries, inventions, improvements, processes, methods, protocols, formulas, molecular constructs, reagents, assays, data, results, inventions, trade secrets, compositions of matter (including compounds), articles of manufacture, formulations, and findings, in each case, whether or not patentable. 1.98 “Licensed Program Assets” shall have the meaning given to such term in Section 8.4.1. 1.99 “Losses” shall have the meaning given to such term in Section 9.1. 1.100 “Major European Country” means . 1.101 “Manufacture” means, with respect to a compound or product, including a Collaboration Compound or Collaboration Product, the receipt, handling and storage of active pharmaceutical ingredients and other materials, the manufacturing, processing, formulation, packaging and labeling (excluding the development of packaging and labeling components for Regulatory Approval, which activities shall be considered Development activities), holding (including storage), quality assurance and quality control testing (including release and stability) of such compound or product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of such compound or product. “Manufacturing” shall have correlative meaning. 1.102 “Marketing Authorization” means all approvals (including an NDA approval) from the relevant Regulatory Authority necessary to market and sell a Collaboration Product in a given country (including for clarity all applicable pricing and government reimbursement approvals and labeling approvals, even if not legally required to sell such Collaboration Product in a country). 1.103 “Materials” shall have the meaning given to such term in Section 5.8.1(b).

12 1.104 “Merck” shall have the meaning given to such term in the preamble to this Agreement. 1.105 “Merck Background IP” means Merck Background Know-How and Merck Background Patent Rights. 1.106 “Merck Background Know-How” means any and all Know-How that (a) are Controlled by Merck (or its Affiliates), (b) either (i) as of the Effective Date or (ii) after the Effective Date but outside of the conduct of activities under this Agreement, and (c) either (i) Merck, in its discretion specifically discloses to C4T (and for clarity, any such Know-How that are disclosed in a given Research Plan, as applicable, shall be deemed to be specifically disclosed to C4T) for C4T’s use in the conduct of its activities under a Research Program hereunder pursuant to a Research Plan or (ii) are necessary for C4T to perform its obligations under a Research Program. 1.107 “Merck Background Patent Rights” means Patent Rights Controlled by Merck (or its Affiliates) that claim or cover Merck Background Know-How. 1.108 “Merck Collaboration IP” means Merck Collaboration Know-How and Merck Collaboration Patent Rights. 1.109 “Merck Collaboration Know-How” means any and all Inventions that are related to the following: (i) any Collaboration Compound, (iv) any Collaboration Product, or (v) a method of use or process of manufacture related to any of (i) through (iv). Merck Collaboration Know-How excludes Merck Platform Know-How. For clarity, Merck Collaboration Know-How excludes any Inventions that are related to an , or components or combinations thereof. 1.110 “Merck Collaboration Patent Rights” means Patent Rights that claim or cover Merck Collaboration Know-How. 1.111 “Merck Indemnified Parties” shall have the meaning given to such term in Section 9.1. 1.112 “Merck Patent Rights” means (a) Merck Background Patent Rights, (b) Merck Collaboration Patent Rights, (c) Merck Platform Patent Rights, and (d) Merck Residual Patent Rights. 1.113 “Merck Platform IP” means Merck Platform Know-How and Merck Platform Patent Rights. 1.114 “Merck Platform Know-How” means Merck Platform Know-How excludes C4T Collaboration Know-How.

13 1.115 “Merck Platform Patent Rights” means Patent Rights that claim or cover Merck Platform Know-How. 1.116 “Merck Program Specific Confidential Information” shall have the meaning given to such term in Section 6.3. 1.117 “Merck Residual Inventions” shall have the meaning given to such term in Section 10.2.4(a). 1.118 “Merck Residual Patent Rights” shall have the meaning given to such term in Section 10.2.4(a). 1.119 . 1.120 “Milestone Event” shall have the meaning given to such term in Section 7.4.3. 1.121 “Milestone Payment” shall have the meaning given to such term in Section 7.4.3. 1.122 “NDA” means a New Drug Application, Biologics License Application, Regulatory Approval Application, or similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries. 1.123 “Net Sales” means the gross invoice price of Collaboration Product sold by Merck or its Related Parties to the first Third Party (including a distributor) in the Field in the Territory after deducting, if not previously deducted, from the amount invoiced the following amounts, in each case to the extent allocable to such Collaboration Products: 1.123.1 1.123.2 1.123.3 1.123.4

14 1.123.5 1.123.6 1.123.7 1.123. and 1.123.9 In the event that a Collaboration Product is sold as a Combination Product, then the Net Sales shall be calculated by . 1.124 “Non-Breaching Party” shall have the meaning given to such term in Section 11.4. 1.125 “Non-Participating Party” shall have the meaning given to such term in Section 10.5. 1.126 “Officials” shall have the meaning given to such term in Section 8.3.2. 1.127 “Optimize” means, with respect to a Collaboration Compound from a given Research Program, to modify, enhance, optimize, improve, or derivatize such Collaboration Compound, as applicable, in the course of conducting activities hereunder, potentially including, altering the chemical structure or sequence of such Collaboration Compound or adding other elements to, or removing other elements from, a Collaboration Compound; provided that, in each case, “Optimizing” and “Optimization” shall have correlative meanings. 1.128 “Option Period” shall have the meaning given to such term in Section 4.1.2(a).

15 1.129 “Optioned Collaboration Target” means a Target that becomes a Collaboration Target hereunder upon the exercise of Merck’s option as set forth in Section 4.1.2(a). 1.130 “Optioned Collaboration Target No-Cost Substitution Period” shall have the meaning given to such term in Section 7.2.2. 1.131 “Optioned Collaboration Target Substitution Period” shall have the meaning given to such term in Section 4.1.3(b). 1.132 “Participating Party” shall have the meaning given to such term in Section 10.5. 1.133 “Patent Rights” means patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods attached to patents or supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of the foregoing. 1.134 “Payment” shall have the meaning given to such term in Section 8.3.2. 1.135 1.136 1.137 “Permitted Subcontractors” means the Third Party contractors listed on Schedule 1.137 that have been preapproved by Merck to work on behalf of C4T to perform certain activities under this Agreement. 1.138 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein. 1.139 “Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) or similar requirements under Applicable Law in such country. 1.140 “Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) or similar requirements under Applicable Law in such country. 1.141 “Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or similar requirements under Applicable Law in such country.

16 1.142 “Platform Transaction” means the sale, to a Third Party, of all or substantially all of the assets or business of C4T or its Affiliates related to the C4T Platform Technology. 1.143 “Potential C4T Third Party License Agreement” shall have the meaning given to such term in Section 3.1.2(a). 1.144 “Prior CDA” shall have the meaning given to such term in Section 6.9. 1.145 “Project Leader” shall have the meaning given to such term in Section 2.6. 1.146 “Proposed Collaboration Target” shall have the meaning given to such term in Schedule 4.1.2. 1.147 “Proposed Option Target” shall have the meaning given to such term in Schedule 4.1.2. 1.148 “Proposed Substitute Target” shall have the meaning given to such term in Schedule 4.1.2. 1.149 “Public Funding” means funding from government or other public sector funding sources, including 1.150 “R&D Milestone Event” shall have the meaning given to such term in Section 7.4.1. 1.151 “R&D Milestone Payment” shall have the meaning given to such term in Section 7.4.1. 1.152 “Receiving Party” shall have the meaning given to such term in Section 6.1. 1.153 “Regulatory Approval” means, with respect to a Collaboration Compound or Collaboration Product in a country or region in the Territory, all approvals (including supplements, amendments, and any pre-approvals and post-approvals), licenses, permits, notifications, registrations, clearances, authorizations or waivers from the necessary Regulatory Authority to Develop, Manufacture or Commercialize such Collaboration Compound or Collaboration Product in such country or region (including, as applicable, all applicable pricing and reimbursement approvals and labeling approvals, even if not legally required to Commercialize Collaboration Product in such country or region), including INDs and NDAs. 1.154 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement or pricing of a Collaboration Product in the Territory, including, in the United States, the FDA. 1.155 “Regulatory Filing” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or

17 from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Collaboration Compound or Collaboration Product. 1.156 “Related Party” means each of Merck, its Affiliates, and their respective (sub)licensees hereunder (which term does not include distributors), as applicable. For clarity, Merck’s Related Parties shall not include distributors but shall include any Third Party to which Merck, its Affiliate or (sub)licensee grants a right or license under the C4T Patent Rights, C4T Know-How, Merck Collaboration IP or Merck Platform IP to research, develop, make, have made, use, offer to sell, sell, import, export or otherwise exploit any Collaboration Compound or Collaboration Product. 1.157 “Research Collaboration Activities” means, with respect to a given Research Program, the activities to be conducted under the Research Plan for such Research Program during the Research Program Term as set forth in the Research Plan. 1.158 “Research Collaboration Term” means the period commencing on the Effective Date and ending on such time as all Research Program Terms have ended. 1.159 “Research Plan” means, with respect to (a) the Initial Collaboration Target, the Initial Research Plan and (b) a Substitute Collaboration Target or an Optioned Collaboration Target, the JRC-approved plan (as it may be amended from time to time by the JRC), in each (a) and (b) setting forth, among other things, a description of the activities, with respective responsibilities of each of the Parties, to be conducted for such Research Program, including a timeline for the conduct of such activities, the Collaboration Compound target product profiles and other research goals for Collaboration Compounds to be designed, characterized, generated, produced, validated and Optimized under such Research Program. For clarity, with respect to a given Research Program, the Research Plan shall remain in effect for such Research Program until the end of the Research Program Term for such Research Program, even if no activities are being actively conducted under such Research Program for a period of time. 1.160 “Research Program” means each of the following research programs: (a) the research program for the Initial Collaboration Target (the “Initial Research Program”), (b) the research program for any Substitute Collaboration Target, substituted by Merck in accordance with Section 4.1.3, if any (a “Substitute Research Program”) and (c) the research program for any Optioned Collaboration Target, optioned by Merck in accordance with Section 4.1.2 (the “Optioned Research Program”). Each Research Program shall consist of a collaborative program of discovery, research and pre-clinical development activities to be conducted by the Parties in accordance with the terms and conditions of this Agreement as set forth in the applicable Research Plan to identify, design, synthesize, generate, produce, validate and Optimize Collaboration Compounds during the applicable Research Program Term for such Research Program. In all cases, “Research Programs” shall exclude any Terminated Research Program. 1.161 “Research Program Deliverables” shall have the meaning given to such term in Section 4.5.3.

18 1.162 “Research Program Discontinuance Notice” shall have the meaning given to such term in Section 4.7.2. 1.163 “Research Program Term” means (a) with respect to the Initial Collaboration Target, the period commencing on the Effective Date and ending on the earliest of (i) the date of completion of the activities under the Initial Research Plan (or such earlier time as Merck may notify C4T in writing or the JRC may unanimously decide) or (ii) the date falling after the Effective Date, (b) with respect to a Substitute Collaboration Target, the period commencing on the date that such Substitute Collaboration Target becomes a Collaboration Target hereunder and ending on the earliest of (i) the date of completion of the activities under the Research Plan for such Substitute Collaboration Target (or such earlier time as Merck may notify C4T in writing or the JRC may unanimously decide) or (ii) the date falling after the date that such Substitute Collaboration Target becomes a Collaboration Target hereunder, (c) with respect to an Optioned Collaboration Target, the period commencing on the date that such Optioned Collaboration Target becomes a Collaboration Target hereunder and ending on the earliest of (i) the date of completion of the activities under the Research Plan for such Optioned Collaboration Target (or such earlier time as Merck may notify C4T in writing or the JRC may unanimously decide) or (ii) the date falling after the date that such Optioned Collaboration Target becomes a Collaboration Target hereunder. Notwithstanding the foregoing, (x) if Merck decides to terminate the Research Program for a given Collaboration Target, then the Research Program Term for such Collaboration Target shall end upon such Research Program Termination Date, and (y) in all cases, all Research Program Terms shall end if the Term ends. 1.164 “Research Program Termination Date” shall have the meaning given to such term in Section 4.1.3(c)(v). 1.165 “Residual Invention” means any Invention that is not C4T Collaboration Know- How, C4T Platform Know-How, Merck Collaboration Know-How or Merck Platform Know- How. 1.166 “Right of Reference” means the right to cross reference, incorporate by reference or rely upon any regulatory documentation or information previously submitted to a Regulatory Authority for the purpose of submitting, supporting, obtaining or maintaining INDs, NDAs and other Regulatory Filings, including a “right of reference or use” as that term is defined in 21 C.F.R. §314.3(b) and incorporation of information by reference as described in 21 C.F.R. §312.23(b) in the United States, and any equivalents thereof outside the United States. 1.167 “Royalties” shall have the meaning given to such term in Section 7.5. 1.168 “Royalty Term” shall have the meaning given to such term in Section 7.5.3. 1.169 “Sales Milestone Event” shall have the meaning given to such term in Section 7.4.3. 1.170 “Sales Milestone Payment” shall have the meaning given to such term in Section 7.4.3.

19 1.171 “Senior Leaders” shall have the meaning set forth in Section 2.5. 1.172 “Substitute Collaboration Target” means a Target that becomes a Collaboration Target hereunder upon Merck’s exercise of its substitution rights, as set forth in Section 4.1.3. 1.173 “Substitution Period” shall have the meaning given to such term in Section 4.1.3(b). 1.174 “Target” means . 1.175 . 1.176 “Taxes” shall have the meaning given to such term in Section 7.10.1. 1.177 “Term” shall have the meaning given such term in Section 11.1. 1.178 “Terminated Collaboration Target” shall have the meaning given to such term in Section 4.1.3(c)(v). 1.179 “Terminated Research Program” shall have the meaning given to such term in Section 4.1.3(c)(v). 1.180 “Territory” means all of the countries in the world, and their territories and possessions. 1.181 “Third Party” means any Person other than (a) Merck and its Affiliates, and (b) C4T and its Affiliates. 1.182 “Third Party Acquisition” shall have the meaning given to such term in Section 3.6.3. 1.183 “Valid Claim” means a 1.184 “Violation” means that either C4T or any of its Affiliates, or any of its or their respective officers or directors, has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a)

20 (https://oig.hhs.gov/exclusions/index.asp), or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”). ARTICLE 2 OVERVIEW AND GOVERNANCE 2.1 Collaboration Overview. In accordance with the terms and conditions of this Agreement, and as set forth in the applicable Research Plan, the Parties shall conduct Research Collaboration Activities, with the goal of identifying Collaboration Compounds under each Research Program. During the Term, Merck shall have the right to further Develop, Manufacture, Commercialize and otherwise Exploit Collaboration Compounds and Collaboration Products in accordance with the terms and conditions of this Agreement. 2.2 Joint Research Committee. The Parties will establish, after the Effective Date (but in all cases within after the Effective Date), a Joint Research Committee (the “Joint Research Committee” or “JRC”) to oversee the Research Programs and discuss and coordinate the Research Collaboration Activities of the Parties under this Agreement during the Research Program Term. The JRC shall comprise an equal number of representatives from each of Merck and C4T, with each Party designating of its employees as its JRC co- chairperson. Subject to the foregoing, each Party shall appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. The JRC may change its size from time to time by unanimous consent of its members, provided that the JRC shall consist at all times of an equal number of representatives of each Party. Representatives from each Party shall be employees of such Party who have appropriate technical credentials, experience and knowledge pertaining to, and ongoing familiarity with, Collaboration Compounds and Collaboration Products. Merck’s designee (or alternatively, Merck’s Alliance Manager) will be responsible for calling meetings of the JRC, circulating agendas and performing administrative tasks required to assure efficient operation of the JRC. 2.3 JRC Meetings. The JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than per Calendar Quarter following the Effective Date until such time as the JRC is disbanded in accordance with this Agreement. Prior to each JRC meeting, each Party shall provide the other Party with the progress reports described in Section 4.5.3 of the Agreement. The JRC shall meet in-person, alternating between C4T and Merck facilities, or by means of teleconference, videoconference or other similar means. In addition to the members of the JRC, of additional representatives of a Party or its Affiliates may attend the meetings in a non-voting capacity for the limited purpose of providing input with respect to particular matters on the agenda; provided that such representatives shall be bound by confidentiality and non-use obligations no less stringent than those set forth in Article 6. Any such attendees who are Third Party personnel shall agree in writing to comply with the confidentiality obligations under this Agreement; provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JRC meetings by its representatives. Each Party

21 may also call for special meetings to resolve particular matters requested by such Party. The Alliance Managers shall keep minutes of each JRC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The Alliance Managers shall use efforts to send meeting minutes to all members of the JRC within after a meeting for review. Each member shall have following receipt of such minutes in which to approve or provide comments to the minutes. If a member, within such time period, does not notify the Alliance Managers that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. 2.4 JRC Functions. The JRC’s responsibilities with respect to the Research Programs are as follows: 2.4.1 2.4.2 2.4.3 2.4.4 2.4.5 2.4.6 2.4.7 2.4.8 2.5 JRC Decision Making and Disputes. The JRC will endeavor to make decisions within the scope of its decision-making authority by consensus, with each of Merck and C4T’s representatives each having, collectively, one (1) vote. If consensus is not reached by the Parties’ representatives pursuant to such vote within after such matter has been referred to the JRC, then the matter shall be referred to an individual at each Party with sufficient decision- making authority, greater seniority than the representatives on the JRC, and ongoing familiarity with the relevant Research Program (the “Senior Leaders”), who shall meet

22 or by means of teleconference, videoconference, or other similar communications equipment, within after such referral. If the Senior Leaders are unable to resolve the issue within after the dispute is first referred to them, then ; provided, however, For clarity and notwithstanding the creation of the JRC, each Party shall retain the rights, powers and discretion expressly granted to it hereunder, and the JRC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. 2.6 Joint Project Team; Project Leaders. The JRC may unanimously decide to establish one or more working teams to coordinate its part of each Research Program (each, a “Joint Project Team”), and Merck and C4T each shall appoint one or more individuals (each, a “Project Leader”) to co-lead a Joint Project Team on its behalf. The Project Leaders shall be the primary scientific contact between the Parties with respect to a Research Program. The Joint Project Team will report to the JRC. If the JRC decides to establish a Joint Project Team, each Party shall notify the other within of such JRC decision of the appointment of its Joint Project Team members, including its Project Leader and shall notify the other Party upon changing this appointment. For the avoidance of doubt, a Party’s Joint Project Team members and Project Leader may be, but are not required to be, a Party’s representative or observer on the JRC. The Joint Project Team shall meet no less frequently than during the Research Collaboration Term, or as otherwise mutually agreed by the Project Leaders. 2.7 Disbandment of the Joint Research Committee and Joint Project Team. Any Terminated Research Program will be excluded from the jurisdiction of the JRC and the relevant Joint Project Team. The JRC and any Joint Project Team shall be disbanded following the end of the Research Collaboration Term. 2.8 Alliance Managers. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each, an “Alliance Manager”). Such Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JRC and subcommittee meetings as non-voting participants and may bring to the attention of the JRC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate a different Alliance Manager, from time-to-time, by notice in writing to the other Party. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality

23 of the foregoing, each Alliance Manager shall (a) identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the JRC in a manner, and function as the point of first referral in all matters of conflict resolution, (b) provide a single point of communication for seeking consensus between the Parties, (c) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement, and (d) take responsibility for ensuring that JRC meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed. ARTICLE 3 LICENSE GRANTS 3.1 License Grant to Merck. 3.1.1 Collaboration Compounds and Collaboration Products. Subject to the terms and on the conditions of this Agreement, C4T grants Merck a worldwide, exclusive , royalty-bearing (as set forth in Section 7.5), sublicensable (through multiple tiers) right and license under the C4T Patent Rights and C4T Know-How to (a) research, develop, make, have made, use, offer to sell, sell, import, export and otherwise exploit (including to Develop, Manufacture, Commercialize and Exploit) any Collaboration Compound or Collaboration Product in the Field in the Territory and (b) otherwise conduct any Research Collaboration Activities allocated to Merck under a Research Plan. For clarity, the foregoing licenses shall apply to . 3.1.2 C4T Third Party License Agreements. (a) Each Party shall have the right to obtain licenses or other rights to any Patent Rights, Know-How or other intellectual property of a Third Party that may be in connection with the Exploitation of any Collaboration Compound or Collaboration Product, as applicable; provided, however, that if C4T (or its Affiliate) desires to, or does, obtain any such licenses or rights (any agreement for such licenses or rights, a “Potential C4T Third Party License Agreement”), then the procedures set forth in this Section 3.1.2 shall apply. (b) If C4T desires to enter into a Potential C4T Third Party License Agreement during the Research Collaboration Term, prior to entering into such Potential C4T Third Party License Agreement, C4T shall

24 , in each case if Merck were to exercise a sublicense under such Potential C4T Third Party License Agreement hereunder, if the Patent Rights or Know-How in-licensed pursuant to such Potential C4T Third Party License Agreement were included in the C4T Patent Rights or C4T Know-How, as applicable (such obligations, the “Additional Obligations”). At the request of Merck, in connection with the Exploitation of any Collaboration Compound or Collaboration Product. If and C4T enters into such Potential C4T Third Party License Agreement, Notwithstanding the foregoing, if a Potential C4T Third Party License Agreement , then C4T and clause (c), rather than this clause (b), shall apply. (c) Following the Research Collaboration Term (or during the Research Collaboration Term if a Potential C4T Third Party License Agreement does not create any Additional Obligations), C4T provided that C4T shall use best efforts to ensure that the rights and licenses granted to C4T under such Potential C4T Third Party License Agreement are fully sublicensable to Merck thereunder. Promptly following entering into a Potential C4T Third Party License Agreement If Merck desires to take a sublicense under a Potential C4T Third Party License Agreement, then Merck

25 (d) Notwithstanding anything herein to the contrary, if Merck does not affirmatively , if any, under a Potential C4T Third Party License Agreement in accordance with clause (b) or clause (c), as applicable, 3.1.3 Freedom to Operate. Subject to the last sentence of Section 3.1.2(a), . 3.2 License Grant to C4T. Subject to the terms and conditions of this Agreement, Merck hereby grants to C4T a non-exclusive, royalty-free right and license under the Merck Patent Rights and Merck Know-How, with the right to grant or authorize sublicenses with Merck’s prior written consent, under the Merck Patent Rights and the Merck Know-How, solely for C4T to conduct the Research Collaboration Activities allocated to C4T under a Research Program in accordance with the terms and conditions of this Agreement, including the applicable Research Plan. Notwithstanding the foregoing, Merck shall be deemed to have provided its consent to C4T’s granting of a sublicense under the license set forth in this Section 3.2 to Permitted Subcontractors and Third Party subcontractors expressly identified in the Research Plan or otherwise approved by Merck. 3.3 Retained Rights. Notwithstanding the scope of the exclusive licenses granted to Merck under Section 3.1.1, C4T shall retain . 3.4 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Know-How . 3.5 No Grant of Inconsistent Rights. C4T (or its Affiliates) shall not assign, transfer, convey, dispose of or otherwise grant to any Person (other than the rights granted to Merck

26 hereunder) or otherwise encumber . 3.6 Exclusivity Provisions. 3.6.1 Exclusive Efforts. During the Term, C4T shall not (and shall ensure that its Affiliates do not), anywhere in the world, (a) alone or with or through or for any Third Party, directly or indirectly, . 3.6.2 Exceptions for Change of Control of C4T or Platform Transaction. Notwithstanding the provisions of Section 3.6.1, if C4T undergoes a Change of Control or Platform Transaction with a Third Party

27 . 3.6.3 Exceptions for Acquisitions by C4T. Notwithstanding the provisions of Section 3.6.1, if C4T or any of its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of such Third Party or of any operating or business division of such Third Party or similar transaction) (a “Third Party Acquisition”) 3.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Merck or C4T are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code (or similar provision in the bankruptcy laws of another country or jurisdiction). The Parties agree that the Parties, in their positions as licensors or licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not

28 delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The foregoing provisions of this Section 3.7 are without prejudice to any rights a Party may have arising under the Bankruptcy Code or any analogous provisions in any Applicable Law in any other country or jurisdiction. ARTICLE 4 RESEARCH PROGRAMS 4.1 Collaboration Targets. 4.1.1 Initial Collaboration Target. The Parties hereby agree and acknowledge that the Initial Collaboration Target has been designated as a Collaboration Target hereunder as of the Effective Date. 4.1.2 Optioned Collaboration Targets. (a) During the of the Term (the “Option Period”), Merck shall have the right, in its discretion, to add up to Proposed Option Targets to the Agreement by providing the Gatekeeper a Gatekeeper Notice, as set forth in and subject to Schedule 4.1.2, nominating Proposed Option Targets; provided that (i) Merck shall only be able to exercise such right with respect to any Proposed Option Targets if it has nominated . (b) If the Gatekeeper informs both Parties in writing that the Proposed Option Target is an Available Target, the following shall apply: (i) the Proposed Option Target shall become a Collaboration Target hereunder as an Optioned Collaboration Target upon the earlier of the date that is after such notice that the Proposed Option Target is an Available Target and the approval date of the proposed research plan for such Proposed Option Target by the JRC; (ii) Merck, in consultation with C4T, shall promptly create a proposed research plan for the Proposed Option Target (which proposed research plan shall be generally consistent with the allocation of activities between the Parties hereunder under other Research Plans) and shall submit such proposed research plan for review and approval by the JRC. On the approval date of the proposed research plan by the JRC, which approval date shall not precede Merck’s receipt of an updated Disclosure Schedule pursuant to clause (vi) below (to the extent applicable), the proposed research plan shall become the Research Plan for such Optioned Collaboration Target; (iii) the Research Program Term for such Optioned Collaboration Target shall start on the date that such Proposed Option Target becomes a Collaboration Target;

29 (iv) Merck shall pay C4T the amounts set forth in Section 7.3; (v) Merck shall have the right to substitute such Optioned Collaboration Target, , in accordance with Section 4.1.3; and (vi) C4T will provide Merck with an updated Disclosure Schedule, if required under Article 8, within of notification from the Gatekeeper. (c) Notwithstanding the foregoing, if prior to the approval of the proposed research plan for a Proposed Option Target by the JRC, Merck decides in good faith that it does not want to move forward with the Proposed Option Target, Merck shall notify C4T in writing and such Proposed Option Target shall not become or shall cease to be a Collaboration Target, and Merck shall have the right to undergo the gatekeeping process with a different Proposed Option Target during the Option Period without forfeiting any of its option rights. (d) At the request of Merck, C4T shall provide reasonable consultation to Merck, to help identify potential Targets to be potential Proposed Option Targets, including providing necessary information with respect thereto that is within C4T’s possession and control, as reasonably requested by Merck. For clarity, C4T shall not be obligated to conduct any experiments or research to help identify potential Targets hereunder. 4.1.3 Substitute Collaboration Target. (a) With respect to the Initial Collaboration Target, during the after the Effective Date (the “Initial Collaboration Target Substitution Period”), Merck shall have the right, in its discretion, and at the cost (if any) set forth in Section 7.2.1, to substitute the Initial Collaboration Target for a Proposed Substitute Target that is an Available Target, as determined in accordance with Schedule 4.1.2. Within the Initial Collaboration Target Substitution Period, Merck shall have the right to substitute the Initial Collaboration Target a total of ; . (b) With respect to an Optioned Collaboration Target, optioned by Merck in accordance with Section 4.1.2 of this Agreement, during the of the Research Program Term for such Optioned Collaboration Target (the “Optioned Collaboration Target Substitution Period”, and each of the Initial Target Substitution Period or the Optioned Collaboration Target Substitution Period, a “Substitution Period”), Merck shall have the right, in its discretion, and at the cost set forth in Section 7.2.2, to substitute such Optioned Collaboration Target with a Proposed Substitute Target that is an Available Target, as determined in accordance with Schedule 4.1.2. Merck shall have the right to substitute each Optioned Collaboration Target . (c) If the Gatekeeper informs both Parties in writing that the Proposed Substitute Target is an Available Target, the following shall apply:

30 (i) the Substitute Target shall become a Collaboration Target hereunder upon the earlier of after such notice that the Proposed Substitute Target is an Available Target and the approval date of the proposed research plan for such Proposed Substitute Target by the JRC; (ii) Merck, in consultation with C4T, shall promptly create a proposed research plan for the Substitute Collaboration Target (which proposed research plan shall be generally consistent with the allocation of activities between the Parties hereunder under other Research Plans) and shall submit such proposed research plan for review and approval by the JRC. On the approval date of the proposed research plan by the JRC, which approval date shall not precede Merck’s receipt of an updated Disclosure Schedule pursuant to clause (vi) below (to the extent applicable), the proposed research plan shall become the Research Plan for such Substitute Collaboration Target; (iii) the Research Program Term for such Substitute Collaboration Target shall start on the date that such Proposed Substitute Target becomes a Collaboration Target; (iv) Merck shall pay C4T the amounts set forth in Section 7.2 (if any such amounts are due); (v) the Research Program for the Collaboration Target that is being substituted shall terminate (and shall be a “Terminated Research Program” and the substituted Collaboration Target so terminated shall be a “Terminated Collaboration Target”, in each case for purposes of this Agreement) and the Research Program Term for such Terminated Collaboration Target shall also terminate, and the Parties shall wind-down all activities thereunder as soon as reasonably practicable (but in all cases, within after such notice from the Gatekeeper) (and upon completion of such wind down, the “Research Program Termination Date” for such Research Program shall occur); and (vi) C4T will provide Merck with an updated Disclosure Schedule, if required under Article 8, within of notification from the Gatekeeper. (d) Notwithstanding the foregoing, if prior to the approval of the proposed research plan for a Proposed Substitute Target by the JRC, Merck decides in good faith that it does not want to move forward with the Proposed Substitute Target, Merck shall notify C4T, such Proposed Substitute Target shall not become or shall cease to be a Collaboration Target, and Merck shall have the right to undergo the gatekeeping process with a different Proposed Substitute Target during the applicable Substitution Period without forfeiting any of its substitution rights. (e) If Merck, or the Parties jointly, decide to discontinue a Research Program as set forth in Section 4.7.2 without Merck first nominating a Proposed Substitute Target, Merck shall have from the Research Program Termination Date for such Terminated Collaboration Target to nominate a Proposed Substitute Target and go through the gatekeeping process set forth in Schedule 4.1.2; provided that such nomination occurs during the Substitution Period and that Merck still has the right to select a Substitute Target for such Terminated Collaboration Target.

31 (f) For the avoidance of doubt, the provisions of this Section 4.1.3 shall apply on a Collaboration Target-by-Collaboration Target basis, and Merck shall have the right to substitute Collaboration Targets and submit multiple Gatekeeper Notices pursuant to this Section 4.1.3 from time to time; provided that Merck shall have the right to substitute the Initial Collaboration Target a total of and each Optioned Collaboration Target in each case during the relevant Substitution Period. At the request of Merck, C4T shall provide reasonable consultation to Merck to help identify potential Targets to be potential Proposed Substitute Targets, including providing necessary information that is within C4T’s possession and control with respect thereto as reasonably requested by Merck. For clarity, C4T shall not be obligated to conduct any experiments or research to help identify potential Targets hereunder. 4.1.4 Research Plans. (a) Generally. On a Collaboration Target-by-Collaboration Target basis, all Research Collaboration Activities under this Agreement shall be conducted pursuant to a comprehensive Research Plan, with the goal of (i) identifying, designing, synthesizing, generating, producing, validating and optimizing Collaboration Compounds from such Research Program and (ii) conducting other activities as set forth in the Research Plan, in order to create Collaboration Compounds from such Research Program that are designed to satisfy the various target product profiles under such Research Plan for further Development by or on behalf of Merck hereunder. The Research Plan shall allocate responsibility for the Research Collaboration Activities between the Parties. The initial Research Plan for the Initial Research Program is attached hereto as Schedule 4.1.4(a) (the “Initial Research Plan”). (b) Amendments to the Research Plans. The JRC will review and update the Research Plan for each Research Program as needed, and any such updated Research Plan shall supersede the previous Research Plan for the applicable Research Program once approved by the JRC. In addition, the Joint Project Team may propose to the JRC amendments to the then-current Research Plan for a given Research Program from time to time, as the Joint Project Team deems appropriate. If approved by the JRC, the amended Research Plan shall become effective for the applicable period on the date approved by the JRC (or such other date as the JRC shall specify). For clarity, in amending a given Research Plan, the JRC may (subject to Section 2.5), among other things, 4.2 Performance. 4.2.1 Generally. On a Research Program-by-Research Program basis, during the Research Program Term for a Research Program, the Parties shall conduct the Research Collaboration Activities set forth in the Research Plan for such Research Program in accordance with the terms and conditions of this Agreement.

32 4.2.2 Performance. Each Party shall conduct the activities allocated to such Party under a Research Plan, and in conducting such activities, each Party shall ensure that the activities allocated to it are conducted in accordance with this Agreement (including the applicable Research Plan) and Applicable Law. Without limiting the foregoing, each Party shall allocate sufficient time, effort, resources, equipment and facilities to expeditiously conduct the Research Plan and to use personnel with sufficient skills and experience as are required to perform the activities allocated to such Party set forth in the Research Plan in accordance with the terms of this Agreement. In addition, at the request of a Party, the other Party shall consult with the requesting Party with respect to, and provide reasonable consultation (including technical assistance) to the requesting Party in connection with, the requesting Party’s performance of its activities under a given Research Plan. 4.2.3 Costs of Conducting the Research Collaboration Activities. Each Party shall bear its own costs for the Research Collaboration Activities to be provided hereunder. Neither Party shall be obligated to perform any Research Collaboration Activities other than as set forth in a Research Plan approved in accordance with this Agreement. 4.2.4 Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform its obligations under each Research Program; provided that, . 4.2.5 Disclosure of Merck Know-How for Use by C4T in the Performance of the Research Programs. From time to time during the Research Program Term for a given Research Program, Merck shall disclose to C4T the Merck Know-How that Merck reasonably believes is necessary to be disclosed to C4T in order for C4T to perform its Research Collaboration Activities under the Research Plan for such Research Program. C4T shall use the Merck Know- How solely to perform the Research Collaboration Activities for Merck in accordance with the applicable Research Plan and for no other uses or purposes.

33 4.2.6 C4T Collaboration Performance Failure. In the event of a C4T Collaboration Performance Failure with respect to a given Research Program, Merck shall have the right, upon notice to C4T, to take over the performance of any or all unperformed Research Collaboration Activities with respect to such Research Program. If Merck exercises such right, then in such case, (a) C4T, and (b) from and after such time as Merck takes over the performance of any such Research Collaboration Activities, 4.2.7 Government Funding; Performance Location. Except as otherwise approved by the JRC, C4T shall ensure that no Public Funding is used to conduct any Research Collaboration Activities allocated to C4T under a Research Plan, and C4T shall ensure that none of the Research Collaboration Activities allocated to C4T are subject to any funding agreement with any governmental authority. In addition, C4T shall not perform any Research Collaboration Activities allocated to C4T at any locations other than (a) C4T facilities, (b) those locations expressly set forth in the Research Plan for such activities (if any), or (c) locations of C4T’s subcontractors, provided they are Permitted Subcontractors, expressly identified in the Research Plan, or otherwise approved by Merck. 4.3 Supply of by C4T for Conduct of Research Programs. As part of C4T’s activities under a given Research Program, C4T shall, at its cost, Manufacture (or have Manufactured by a Third Party contract manufacturer in accordance with Section 4.2.4) and supply Merck (and C4T) with as described in an applicable Research Plan, for use in the conduct of Research Collaboration Activities under the Research Programs. 4.4 Supply by Merck of Collaboration Compound. Merck shall, at its cost, Manufacture and supply any Collaboration Compound for use in the conduct of Research Collaboration Activities under the applicable Research Program. 4.5 Records and Reports. 4.5.1 Records. Each Party shall (and shall cause their Affiliates and Third Party contractors to) maintain complete, current and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Collaboration Activities hereunder by or on behalf of such Party, and each Party shall retain the same for a time period of no less than such time period as may be required by Applicable Law. Such records shall be prepared and maintained in accordance with Applicable Law.

34 4.5.2 Copies and Inspections. Merck shall have the right no more than per Calendar Year, during normal business hours, upon reasonable notice (not less than notice) to C4T and subject to any generally applicable policies at the applicable C4T facility, to inspect all such records of C4T (and its Affiliates and Third Party contractors, to the extent permitted under the relevant agreements with such Third Party contractors) referred to in Section 4.5.1. In addition, Merck shall have the right for its employee(s) or consultant(s) to visit and inspect the C4T facilities where C4T’s Research Collaboration Activities are being conducted during normal business hours and upon notice (not less than notice), and to discuss the Research Plan work conducted by or on behalf of C4T and its results in detail with the technical personnel and consultant(s) of C4T. Upon request, C4T shall provide copies of the records described in Section 4.5.1. 4.5.3 Reports. On a Research Program-by-Research Program basis, during the Research Program Term, no later than prior to the each quarterly JRC meeting, C4T shall provide to the JRC (through the Alliance Managers) a status update report in English, which shall describe the work performed to date on C4T’s activities under the Research Plan for such Research Program, evaluate the work performed in relation to the relevant goals of the Research Plan and provide such other information as may be required under the Research Plan or reasonably requested by Merck relating to the progress of the goals, performance or results of C4T’s activities under the Research Plan. Without limiting the foregoing, C4T shall (and in all cases, at least quarterly) deliver Merck in English (including by providing hard and electronic copies thereof, as applicable) (a) a summary of all data information, materials and compositions generated by the reporting Party in the performance of such Research Plan, whether through written reports, PowerPoint presentations or otherwise, (b) the structure of all that are generated in the performance of such Research Plan and (c) all other deliverables and reports as outlined or described in such Research Plan ((a), (b) and (c), the “Research Program Deliverables”). Merck shall provide an update at each JRC meeting with respect to Merck’s activities under the Research Plan. For clarity, all such reports, data and information, including the Research Program Deliverables, shall be considered the Confidential Information of Merck; provided that, notwithstanding the foregoing, Confidential Information of C4T included in any such reports or updates shall be and remain Confidential Information of C4T. 4.6 Compliance. 4.6.1 Applicable Law. In conducting activities hereunder, including activities under a Research Plan, each Party shall comply with Applicable Law. 4.6.2 Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected or used for the activities under the Research Plan, each Party represents and warrants, as to any such activities conducted by such Party (a) that it has complied, and shall comply, with all Applicable Law relating to the collection or use of the Human Materials and (b) that it has obtained, and shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and use of such Human Materials.

35 4.6.3 Debarment. In conducting activities under a Research Plan, neither Party nor its Affiliates shall employ or use in any capacity any Person that is debarred under Section 21 USC 335a or any foreign equivalent thereof. 4.6.4 Animal Research. If animals are used in the activities by a Party under a Research Plan, such Party will comply with the Animal Welfare Act and any other Applicable Law relating to the care and use of laboratory animals. 4.7 Expiration or Termination of Research Programs. 4.7.1 Expiration of Research Program. A Research Program shall end at the end of the Research Program Term for such Research Program unless such Research Program is earlier discontinued or terminated in accordance with this Agreement, including Section 4.7.2. 4.7.2 Discontinuance of a Research Program. In addition to Merck’s substitution rights set forth in Section 4.1.3, on a Collaboration Target-by-Collaboration Target basis, Merck shall have the right, in its discretion, to discontinue a given Research Program for such Collaboration Target prior to the end of the applicable Research Program Term by providing notice thereof to C4T (and referencing that the Research Program is being discontinued pursuant to this Section 4.7.2) (each, a “Research Program Discontinuance Notice”). In the event that Merck provides a Research Program Discontinuance Notice to C4T for a given Research Program, then (a) the Research Program for such Collaboration Target shall terminate (and shall be a “Terminated Research Program” for purposes of this Agreement) and the Research Program Term for such Research Program shall also terminate, and the Parties shall wind-down all activities thereunder as soon as practicable (but in all cases, within thereafter) (the date of completion of such wind-down or the expiration of such period, whichever is earlier, the Research Program Termination Date for such Research Program) and (b) this Agreement shall terminate on the Research Program Termination Date with respect to the Collaboration Target (and all Collaboration Compounds and Collaboration Products directed thereto) under such Terminated Research Program (any Collaboration Target terminated pursuant to this Section 4.7.2 or terminated pursuant to Section 4.1.3 or Article 11 shall be a “Terminated Collaboration Target” for purposes of this Agreement and the associated Research Program shall be a “Terminated Research Program”). Section 11.5.6 shall apply with respect to any Terminated Collaboration Target. 4.7.3 Technology Transfers. Without limiting the generality of Section 5.8, promptly following the expiration (but not the termination) of the Research Program Term for a given Research Program, C4T shall conduct the technology transfers as set forth in Section 5.8 with respect to such Research Program. ARTICLE 5 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION BY MERCK; TECHNOLOGY TRANSFERS 5.1 Development. erck (itself or through its Affiliates or Third Parties) shall have the sole right

36 to Develop (and shall have sole decision-making authority with respect to the Development of) Collaboration Compounds and Collaboration Products. 5.2 Regulatory Matters. Subject to the terms and conditions of this Agreement, Merck (or its Affiliate or Third Party designee) shall have the sole right to prepare, seek and obtain (and shall have sole decision-making authority with respect to preparing, seeking and obtaining) Regulatory Filings or Regulatory Approvals for any Collaboration Compound or Collaboration Product (in its or its Affiliate’s or Third Party designee’s name); provided that, at the reasonable request of Merck, C4T shall reasonably consult with Merck with respect to preparing, seeking and obtaining Regulatory Filings and Regulatory Approvals in connection with any Collaboration Compound or Collaboration Product to the extent related to the C4T (on behalf of itself and its Affiliates) hereby grants to Merck (and its Affiliates and sublicensees) a Right of Reference to any INDs, NDAs and other Regulatory Filings of C4T (or its Affiliate) for any Collaboration Compound or Collaboration Product solely to the extent for Merck’s (or any of its Affiliate’s or sublicensee’s) submission, approval or maintenance of INDs, NDAs and Regulatory Approvals for any Collaboration Compound or Collaboration Product in the Field for the Territory, and in furtherance thereof, at the reasonable request of Merck, C4T shall provide to Merck a cross-reference letter or similar communication to the applicable Regulatory Authority or other applicable documentation to effectuate or support such Right of Reference. 5.3 Manufacturing. Merck (itself or through its Affiliates or Third Parties) shall have the sole right to Manufacture or have Manufactured (and shall have sole decision-making authority with respect to Manufacturing or having Manufactured) Collaboration Compounds and Collaboration Products for Development and Commercialization purposes. Pursuant to Section 5.8, C4T and its Affiliates shall (and shall cause their respective Third Party contract manufacturers to) reasonably assist Merck (and its Affiliates and Third Party contract manufacturers) in a single technology transfer for each with respect to C4T Know-How related to the manufacture of included in the Collaboration Compounds or Collaboration Products, as reasonably requested by Merck in connection with the Manufacture of any Collaboration Compound or Collaboration Product for clinical or commercial use. 5.4 Commercialization. Subject to the terms and conditions of this Agreement, Merck (itself or through its Affiliates or Third Parties) shall have the sole right to Commercialize and otherwise Exploit (and shall have sole decision-making authority with respect to the Commercialization or other Exploitation of) Collaboration Compounds and Collaboration Products

37 5.5 Activities by Merck during the Research Program Term. For the avoidance of doubt, Merck shall have the right to . 5.6 Activities by C4T. C4T 5.7 Performance Interruption. 5.8 Technology Transfers. 5.8.1 General. (a) C4T shall (and shall cause its Affiliates to) cooperate with Merck (and its designees) and provide reasonable consultation and technology transfers to Merck (and its designees) to enable Merck (and its designees) to Develop, Manufacture, Commercialize and otherwise Exploit Collaboration Compounds and Collaboration Products, as and to the extent reasonably requested by Merck from time to time, by (a) disclosing to Merck (and its designees) in English (including by providing hard and electronic copies thereof) all C4T Know-How that is for Merck to Exploit Collaboration Compounds and Collaboration Products, including any materials and documentation and any other physical embodiments thereof, pursuant to a technology transfer plan approved by the JRC, (b) conducting technology transfers to Merck, in each case with respect to the C4T Know-How, to the extent not previously transferred to Merck, (c) providing Merck (and its designees), with reasonable consultative assistance with respect to Development (including regulatory but not including conducting any additional experiments or studies) and Manufacturing matters related to the included in Collaboration Compounds and Collaboration Products and (d) providing Merck (and its designees), with reasonable access by teleconference or in person (as requested by Merck) to C4T personnel (and personnel of its Affiliates and Third Party

38 contractors) involved in the Development or Manufacture of any Collaboration Compound or Collaboration Product to assist Merck (and its designees) with, and answer questions related to, Collaboration Compounds and Collaboration Products and the Exploitation thereof. (b) Without limiting the provisions of Section 5.8.1(a), C4T shall transfer to Merck (and its designees), , reasonable, available quantities of the materials set forth in Schedule 5.8.1(b) (“Materials”) to the extent such Materials are included in the C4T Know-How and (i) then in C4T’s (or its Affiliate’s) possession or otherwise existing and available to C4T (or its Affiliate) pursuant to any Third Party agreements with its independent contractors or licensors and are requested by Merck from time to time or (ii) such Materials are to be provided by C4T under the Research Plan. For clarity, Merck and its designees shall have the right to utilize all such Materials solely in connection with the Development, Manufacture, Commercialization and other Exploitation of Collaboration Compounds and Collaboration Products in the Field in the Territory in accordance with this Agreement. ARTICLE 6 CONFIDENTIALITY AND PUBLICATION 6.1 Nondisclosure Obligation. All of a Party’s Confidential Information disclosed by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein (including, in the case of Merck, to exercise the rights and licenses granted to Merck hereunder) without the prior written consent of the Disclosing Party, except to the extent that such Confidential Information: 6.1.1 is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records; 6.1.2 is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party; 6.1.3 is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or 6.1.4 is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

39 6.2 Permitted Disclosures. Notwithstanding Section 6.1, a Receiving Party shall be permitted to disclose Confidential Information of the Disclosing Party, to the extent such Confidential Information: 6.2.1 is disclosed by or on behalf of the Receiving Party (or its Affiliates) to governmental or other regulatory agencies in order to obtain patents on Inventions pursuant to Article 10 or to gain or maintain approval to conduct Clinical Trials or to Commercialize a Collaboration Product under this Agreement, in each case, in accordance with this Agreement, but such disclosure may be only to the extent reasonably necessary for such purpose, and provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available); 6.2.2 is disclosed by or on behalf of the Receiving Party (or its Affiliates) to Affiliates, licensees, sublicensees, agent(s), consultant(s), or other Third Parties as reasonably necessary for purposes of exercising its rights and fulfilling its obligations in accordance with this Agreement (including the exercise of licenses granted to the Receiving Party hereunder, and, in the case of Merck (or its Affiliates), engaging in transactions with potential Third Party collaborators, licensees, service providers or other transferees of rights or obligations hereunder for purposes of exercising such licenses), on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or 6.2.3 is deemed necessary by counsel to the Receiving Party (or its Affiliates) to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party (or its Affiliates) related to this Agreement, on the condition that such attorneys, independent accountants and financial advisors are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement. In addition, if a Receiving Party (or its Affiliate) is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding), or Applicable Law or rules of a securities exchange on which a Receiving Party’s (or its Affiliate’s) securities are listed or traded, to disclose Confidential Information that is subject to the non-disclosure provisions of Section 6.1, such Party may make such disclosure; provided that it shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to comment on, challenge or limit the disclosure obligations, where practicable. While the Party making such disclosure shall consider in good faith any comments received from the other Party, the Party making such disclosure may or may not implement such comments in its sole discretion. Confidential Information that is disclosed by judicial or administrative process, or through operation of Applicable Law or rules of a securities exchange shall remain otherwise subject to the confidentiality and non-use provisions of Section 6.1 unless released into the public domain through such process or operation of Applicable Law or rules, and the Party disclosing Confidential Information pursuant to law or court order shall pursue steps as may be reasonably available, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

40 6.3 Merck Program Specific Confidential Information. Notwithstanding anything to the contrary contained herein, the Parties agree and acknowledge that any Merck Program Specific Confidential Information shall be deemed to be Confidential Information of Merck (without regard to Section 6.1.1), and Merck shall be deemed to be the Disclosing Party and C4T the Receiving Party with respect to the Merck Program Specific Confidential Information. As used herein, the term “Merck Program Specific Confidential Information” means, 6.4 Terms of Agreement. Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: A Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Confidential Information, which may be disclosed only as described elsewhere in this Article 6), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary; provided that such advisors are bound by written agreements providing for confidentiality and non-use obligations (or, with respect to legal advisors, are otherwise under professional codes of conduct giving rise to expectations of confidentiality and non-use), in each case, that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; (b) to (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental authority, including as required to make an initial or subsequent public offering; or (d) as otherwise required by Applicable Law; provided that in the case of the Disclosing Party shall (x) submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than prior to the anticipated date of disclosure, unless such shorter period is reasonably necessary to comply with Applicable Law) so as to provide a reasonable opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure to the extent available, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order, and if disclosure of the terms of this Agreement is required by Applicable Law or the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded, the Parties shall agree on a redacted version of this Agreement to be so disclosed; provided, however, that in the event the Parties cannot agree on

41 such a redacted version of the Agreement, in the case of , the Disclosing Party shall have the right to disclose such terms of this Agreement as such Party’s counsel determines is necessary to comply with Applicable Law or the rules of any securities exchange or market on which such Party’s securities are listed or traded. 6.5 Publication. 6.5.1 Merck shall have the sole right to publish or present the results of any Research Program and any research, Development, Commercialization, or Manufacture with respect to any Collaboration Compound or Collaboration Product, subject to the terms and conditions of this Section 6.5. Merck shall provide any publications or presentations with respect to (a) to C4T for its prior review and comment. C4T shall have the right to reasonably request a delay in publication or presentation in order to protect patentable information if requested within of Merck providing such publication to C4T for review. If C4T reasonably requests a delay, Merck shall delay such publication or presentation for up to in order to allow for patent applications to be filed. Any other publication or presentation of the results of any research, Development, Commercialization, or Manufacture with respect to any Collaboration Compound or Collaboration Product by Merck or its Related Parties shall not include any Confidential Information of C4T without C4T’s prior written consent. 6.5.2 C4T (and its Affiliates) shall have no right to publish or publicly disclose any results or information generated pursuant to Research Collaboration Activities, except as set forth in Section 6.2, unless otherwise approved by Merck in writing. Notwithstanding the foregoing, C4T shall retain the right to publish or present the C4T Collaboration Know-How; provided that C4T shall provide such publications and presentations to Merck for its prior review and comment, which shall be limited to ensuring that such publications and presentations do not include 6.6 Clinical Trial Registration. In all cases, Merck shall have the right to register clinical trials and publish the results or summaries of results of any clinical trials conducted hereunder with respect to any Collaboration Compound or Collaboration Product on clinicaltrials.gov or other similar registry, in accordance with Applicable Law. 6.7 Publicity/Use of Names. Neither Party shall (a) except as set forth in Section 6.4, make any disclosure of the existence, or the terms, of this Agreement, nor (b) use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure (except, in the case of disclosure only, as set forth in Section 6.4) relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be expressly provided in this Article 6. Other than the agreed upon press release attached hereto as Exhibit A, C4T shall not issue any press

42 release related to this Agreement or the activities hereunder, provided that 6.8 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6. 6.9 Existing Confidentiality Agreements. As of the Effective Date, the terms of this Article 6 shall supersede that certain Mutual Confidential Disclosure Agreement by and between C4T and Merck dated (the “Prior CDA”), and all confidential information disclosed between the Parties pursuant to the Prior CDA shall be deemed Confidential Information disclosed hereunder. ARTICLE 7 PAYMENTS 7.1 Upfront Payment. In consideration for the licenses and other rights granted to Merck hereunder, upon the terms and conditions contained herein, within following the Effective Date, Merck shall pay to C4T a one-time, non-refundable, non-creditable upfront payment in the amount of Ten Million Dollars ($10,000,000). 7.2 Substitution Fee. 7.2.1 During the Initial Collaboration Target Substitution Period, Merck shall have the right to substitute the Initial Collaboration Target in accordance with Section 4.1.3(a) a total of . During the first of the Initial Target Substitution Period (the “Initial Collaboration Target No-Cost Substitution Period”), Merck may make such substitutions at no cost. Following the Initial Collaboration Target No-Cost Substitution Period (during the remainder of the Initial Collaboration Target Substitution Period), to substitute the Initial Collaboration Target or the Substitute Collaboration Target substituting the Initial Collaboration Target in accordance with Section 4.1.3(a), Merck shall pay C4T a substitution fee as described below: Period # Period Start Date Period End Date Duration (in months) Event Determining Payment Amount Amount Due by Merck

43 If Merck decides, and is permitted, to substitute the Initial Collaboration Target (i.e., ), the amount paid for the substitution of the Initial Collaboration Target shall be credited to the substitution of the Initial Collaboration Target; provided further that in no event shall the amount due by Merck to C4T for such substitution be less than For purposes of determining the amounts due by Merck under this Section 7.2.1, a substitution shall be deemed to have occurred on the date the Gatekeeper informs both Parties that a Proposed Substitute Target is an Available Target. Following a Substitute Target becoming a Collaboration Target hereunder in accordance with Section 4.1.3(c)(i), C4T shall invoice Merck for any amounts due by Merck for such Substitute Collaboration Target in accordance with the foregoing, and Merck shall pay such fee within after receipt of the invoice therefor. 7.2.2 For the period commencing on the of the Research Program Term for a given Optioned Collaboration Target and terminating prior to the date falling thereafter, Merck shall have the right to substitute such Optioned Collaboration Target for a Substitute Collaboration Target in accordance with Section 4.1.3(b), at no cost (the “Optioned Collaboration Target No-Cost Substitution Period”). Following the Optioned Collaboration Target No-Cost Substitution Period (during the remainder of the Optioned Collaboration Target Substitution Period), to substitute a given Optioned Collaboration Target for a Substitute Collaboration Target in accordance with Section 4.1.3(b), Merck shall pay C4T a substitution fee of (a) if the substitution occurs after the Optioned Collaboration Target No-Cost Substitution Period but before the date falling from the beginning of the Research Program Term, in each case for the Optioned Collaboration Target being

44 substituted, (b) if the substitution occurs on or after the date falling from the beginning of the Research Program Term but before the date falling from the beginning of the Research Program Term, in each case for the Optioned Collaboration Target being substituted, (c) if the substitution occurs on or after the date falling from the beginning of the Research Program Term but prior to the date falling from the beginning of the Research Program Term, in each case for the Optioned Collaboration Target being substituted, or (d) if the substitution occurs on or after the date falling from the beginning of the Research Program Term but before the date falling from the beginning of the Research Program Term, in each case for the Optioned Collaboration Target being substituted. For purposes of determining the amounts due by Merck under this Section 7.2.2, a substitution shall be deemed to have occurred on the date the Gatekeeper informs both Parties that a Proposed Substitute Target is an Available Target. An example of the foregoing calculation is set forth in Schedule 7.2.2. Following a Substitute Target becoming a Collaboration Target hereunder in accordance with Section 4.1.3(c)(i), C4T shall invoice Merck for any amounts due by Merck for such Substitute Collaboration Target in accordance with the foregoing, and Merck shall pay such fee within after receipt of the invoice therefor. 7.3 Optioned Collaboration Target Initiation Fee. Merck shall pay C4T for each Optioned Collaboration Target. Following a Proposed Option Target becoming a Collaboration Target hereunder in accordance with Section 4.1.3(c)(i), C4T shall invoice Merck for such Optioned Collaboration Target initiation fee, and Merck shall pay such fee within after receipt of the invoice therefor. 7.4 Milestone Payments. 7.4.1 R&D Milestones. Subject to the terms of this Section 7.4 (and subject further to the other terms and conditions of this Agreement, including Sections 7.7 and 7.11), on a Collaboration Target-by-Collaboration Target basis, (a) for R&D Milestones below, following the relevant JRC decision in accordance with Section 2.4.3, and (b) for all R&D Milestones other than R&D Milestones below, Merck will notify C4T within following the first achievement by Merck or its Related Parties (or, as applicable, C4T) of each milestone event described below in this Section 7.4.1 (each, an “R&D Milestone Event”), in the case of each (a) and (b) with respect to the first Collaboration Compound and associated Collaboration Product for each Collaboration Target to achieve such milestone event under this Agreement, and Merck shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 7.4.2 (each, an “R&D Milestone Payment”): R&D Milestone Events (on a Collaboration Target-by-Collaboration Target basis) R&D Milestone Payment for Initial Collaboration Target R&D Milestone Payment for any Optioned Collaboration Targets and any Substitute Collaboration Target

45 R&D Milestone Events (on a Collaboration Target-by-Collaboration Target basis) R&D Milestone Payment for Initial Collaboration Target R&D Milestone Payment for any Optioned Collaboration Targets and any Substitute Collaboration Target

46 R&D Milestone Events (on a Collaboration Target-by-Collaboration Target basis) R&D Milestone Payment for Initial Collaboration Target R&D Milestone Payment for any Optioned Collaboration Targets and any Substitute Collaboration Target Each of the foregoing milestones in this Section 7.4.1 shall be payable a maximum of across all Collaboration Compounds and Collaboration Products from a given Research Program (i.e., for all Collaboration Compounds and Collaboration Products incorporating ) as set forth in the foregoing chart regardless of the number of Collaboration Compounds and Collaboration Products from such Research Program achieving the applicable R&D Milestone Event, and no R&D Milestone Payment shall be due hereunder for subsequent or repeated achievement of such R&D Milestone Event with respect to the Collaboration Products from a given Research Program (even if subsequently achieved by the same or different Collaboration Product from such Research Program). For the avoidance of

48 Each of the foregoing milestones in this Section 7.4.3 shall be payable a maximum of across all Collaboration Products from a given Research Program as set forth in the foregoing chart (i.e., a maximum of Sales Milestone Payments may be made pursuant to this Section 7.4.3 across all Collaboration Products from all Research Programs under the Agreement), and no Sales Milestone Payment shall be due hereunder for subsequent or repeated achievement of such milestone event with respect to the Collaboration Products from a given Research Program. For the avoidance of doubt, the maximum amount payable by Merck pursuant to this Section 7.4.3 (a) across all Collaboration Products from a given Research Program is assuming that each of the milestone events in this Section 7.4.3 were achieved for such Research Program and (b) for all Collaboration Products for all Research Programs, assuming Merck Develops and Commercializes Collaboration Products from the Initial Collaboration Target and the Optioned Collaboration Targets, is . In the event that more than one Sales Milestone Event is first achieved with respect to a given Research Program in the same Calendar Year, then the Sales Milestone Payments associated with each such Sales Milestone Event shall be payable with respect to such Calendar Year. For the avoidance of doubt, references to “all Collaboration Products from a given Research Program” include all Collaboration Products incorporating a for such Research Program. 7.4.4 Invoice and Payment of Sales Milestone Payments. Following receipt of notification by Merck to C4T that Merck or its Related Party has achieved the applicable milestone event triggering a Sales Milestone Payment hereunder (or the expiration of the period after such achievement, whichever is earlier), C4T shall invoice Merck for the applicable Sales Milestone Payment, and Merck shall pay such Sales Milestone Payment within after receipt of the invoice therefor. 7.5 Calculation and Payment of Royalties on Collaboration Products. Subject to the terms and conditions of this Section 7.5 (and subject further to the other terms and conditions of this Agreement, including Sections 7.7 and 7.11), Merck shall pay to C4T royalties on Net Sales of each Collaboration Product (“Royalties”), calculated : 7.5.1 Royalty Rates. Subject to the remaining provisions of this Section 7.5 (and subject further to the other terms and conditions of this Agreement, including Sections 7.7 and 7.11), Royalties shall be payable on the following portions of Net Sales of the applicable Collaboration Product in the Field in the Territory in a given Calendar Year during the applicable Royalty Term (on a country-by-county basis) for such Collaboration Product multiplied by the applicable royalty rate set forth below for such portion of Net Sales. For clarity, the royalties (and

49 royalty tiers) shall be calculated separately on a Collaboration Product-by-Collaboration Product basis. Annual Net Sales of a given Collaboration Product in a given Calendar Year Royalty Rate The applicable royalty rates set forth in the table above will apply only to that portion of the Net Sales of the applicable Collaboration Product(s) during a given Calendar Year that falls within the indicated range. For clarity, . 7.5.2 Royalty Reductions. (a) No Valid Claim Royalty Reductions. Notwithstanding the provisions of Section 7.5.1, the royalty rates in Section 7.5.1 shall be reduced to of the applicable royalty rate otherwise determined according to Section 7.5.1.

50 (b) Royalty Reduction for Biosimilar Product. , if in any Calendar Quarter during which a Biosimilar Product with respect to such Collaboration Product , the royalty rates in Section 7.5.1 with respect to such Collaboration Product shall be reduced to of the applicable royalty rate otherwise determined according to Section 7.5.1. 7.5.3 Royalty Term. Royalties on each Collaboration Product shall commence upon the First Commercial Sale of such Collaboration Product in a given country of sale in the Territory and shall continue on a until the later of (i) the expiration of the last-to-expire Valid Claim in such country of sale that would be infringed by the sale of such Collaboration Product in such country absent a license and (ii) the anniversary of the First Commercial Sale of such Collaboration Product in such country (the “Royalty Term”). Following expiration of the applicable Royalty Term for a given Collaboration Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Collaboration Product in such country and thereafter the licenses granted to Merck hereunder with respect to such Collaboration Product (and the Collaboration Compound therein) in such country pursuant to Section 3.1.1 and Section 5.2 will automatically become royalty-free, fully paid-up, perpetual and irrevocable. 7.5.4 Royalty Conditions for Collaboration Products. All royalties are subject to the following: (i) only ; (ii) no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty ; and (iii) no royalties shall accrue on the disposition of Collaboration Product by Merck or its Related Parties . 7.5.5 Royalties for Bulk Collaboration Compound rather than Collaboration Product. In those cases in which Merck (or its Related Party) sells bulk Collaboration Compound rather than Collaboration Product to a Third Party, and neither Merck nor any of its Related Party is being paid on sales of such Collaboration Product with respect to the applicable bulk Collaboration Compound sold to such Third Party, . 7.5.6 Compulsory Licenses for Collaboration Products. If a Compulsory License is granted by Merck or its Related Party to a Third Party with respect to then the royalty rate to be paid by Merck on Net Sales for under Section 7.5.1 or 7.5.2, as applicable, shall be

51 reduced to . 7.5.7 Royalty Offset for Third Party Payments. If Merck (or any of its Related Parties) obtains a right or license under Patent Rights of a Third Party (whether prior to, on or after, the Effective Date) that claims or covers the in a Collaboration Compound or Collaboration Product, where the by or on behalf of Merck (or any of its Related Parties) would result in a royalty payment to such Third Party in consideration for the rights or licenses under such Patent Rights, then Merck may deduct from the royalty payments that would otherwise have been due under this Section 7.5 with respect to Net Sales of such Collaboration Product in a particular Calendar Quarter, an amount equal to of the amount of any payments (including payments for obtaining such right or license, royalties, milestones and any other amounts) paid by Merck (or any of its Related Parties) to such Third Party for such right or license (or the exercise thereof) in consideration for the Exploitation of such Collaboration Product during such Calendar Quarter; 7.5.8 IRA. If a Collaboration Product is under the IRA and the resulting maximum fair price for such Collaboration Product is than the average sale price for such Collaboration Product immediately prior to such negotiations, the royalty rate(s) set forth in Section 7.5.1 applicable to Net Sales of such Collaboration Product in the United States shall be reduced by . 7.5.9 Royalty Floor. In no event shall any royalties payable to C4T under this Agreement for any Collaboration Product in a given country and a given Calendar Quarter be reduced pursuant to Section 7.5.2, 7.5.7 and 7.5.8, in the aggregate, to less than of the royalty amount that would otherwise have been payable to C4T pursuant to Section 7.5.1 for such Collaboration Product in such country and Calendar Quarter. 7.5.10 Reports; Payment of Royalty. During the Term following the First Commercial Sale of a Collaboration Product, Merck shall furnish to C4T a quarterly written report for each Calendar Quarter showing in reasonable detail, on a Collaboration Product-by- Collaboration Product basis, the Net Sales of Collaboration Products subject to royalty payments pursuant to Section 7.5.1 sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. A non-binding estimate of the Net Sales of Collaboration Products and the corresponding royalties payable shall be due within following the end of each Calendar Quarter. Reports shall be due within

52 following the close of each Calendar Quarter. Collaboration Product Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. 7.6 C4T Payments to Third Parties. Except to the extent Merck agrees take on Additional Obligations under a C4T Third Party License Agreement in accordance with Section 3.1.2, . For clarity, the rights and licenses granted to Merck (or any of its Related Parties) shall not include . 7.7 Collaboration Products other than Human Therapeutics or Prophylactics. Notwithstanding anything to the contrary contained herein, the milestones and royalties in this Article 7 shall not apply to, or be payable with respect to, the Development or Commercialization of any Collaboration Product that is used for any purpose other than as a therapeutic or prophylactic product in humans (e.g., milestones and royalties shall not apply to, or be payable with respect to, any Collaboration Product that is used as a diagnostic product or any Collaboration Product that is Developed for use in non-human animals), and, for clarity, any sales of, or Development or Regulatory Approval with respect to, any Collaboration Product that is used for any purpose other than as a therapeutic or prophylactic product in humans shall not be taken into account for the calculation or determination of any royalties or milestones (including the calculation of any royalty tiers or Net Sales). 7.8 Audits. 7.8.1 Upon the written request of C4T (the “Auditing Party”) and not more than , Merck (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s expense (subject to Section 7.8.2), to have access during normal business hours to such of the records of the Audited Party as may be reasonably necessary to verify the accuracy of the Milestone Payments, Net Sales and royalty payments hereunder for any Calendar Year ending not more prior to the date of such request. The accounting firm shall disclose to the Auditing Party and Audited Party only whether the reports provided by the Audited Party hereunder are correct or incorrect and the amount of any discrepancy. No other information shall be provided to the Auditing Party. 7.8.2 If such accounting firm correctly identifies a discrepancy in payments made hereunder during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within of the date the accounting firm delivers to the Auditing Party and Audited Party such accounting firm’s written report so correctly concluding, or as otherwise

53 agreed upon by the Parties. The fees charged by such accounting firm shall be paid by the Auditing Party unless such report indicates an underpayment or overcharge to the Auditing Party of more than the greater of (a) of amounts actually payable or chargeable to the Auditing Party or (b) in which case the Audited Party shall reimburse all reasonable fees incurred by the Auditing Party to engage such accounting firm for the relevant audit pursuant to this Section 7.8. 7.8.3 Upon the expiration of following the end of any Calendar Year, the calculation of amounts payable with respect to such Calendar Year shall be binding and conclusive upon the Auditing Party. Accordingly, if the Auditing Party does not request an audit of a given Calendar Year within following the end of such Calendar Year, then C4T will be deemed to have accepted the royalty payments and reports for such country in such Calendar Year. 7.8.4 The Auditing Party shall treat all financial information subject to review under this Section 7.8 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Audited Party obligating it to retain all such information in confidence pursuant to such confidentiality agreement. 7.9 Payment Exchange Rate; Interest. All payments to be made by Merck to C4T under this Agreement shall be made in United States Dollars and may be paid by check made to the order of C4T or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by C4T from time to time. When determining the US Dollar equivalent of foreign denominated sales, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States Dollars shall be made at the . 7.10 Tax Withholding. 7.10.1 Tax Withholding. C4T shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments received by C4T under this Agreement, including this Article 7. Merck shall be entitled to deduct and withhold from any amounts payable under this Agreement such Taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law, and in such case, Merck may (i) deduct those Taxes from such payment, (ii) remit the Taxes to the proper taxing authority, and (iii) send proof of tax payment to C4T following that tax payment. Merck will provide C4T with advance notice prior to withholding any Taxes from payments made to C4T. The Parties agree to reasonably cooperate in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect to ensure that any amounts required to be withheld pursuant to this Section 7.10.1 are reduced in amount to the fullest extent permitted by Applicable Law. 7.10.2 Tax Documentation. Each Party receiving payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes.

54 7.10.3 Indirect Taxes. Any payments and any other consideration due under this Agreement are exclusive of value added tax, sales and use tax, consumption tax and other similar taxes (“Indirect Taxes”). If any Indirect Taxes will be chargeable on any of the transactions contemplated under this Agreement and is payable to the respective tax authority by the Party making the supply or providing the service for Indirect Tax purposes, upon receipt of a valid tax invoice in accordance with the applicable Indirect Tax laws from the supplying or service providing Party, the other Party shall pay such Indirect Tax in addition to the consideration otherwise due. 7.11 Additional Provisions. Notwithstanding anything to the contrary herein, the terms and provisions of this Article 7 are subject to Sections 11.6 and 11.7 of this Agreement, as applicable. ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS 8.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date: 8.1.1 such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; 8.1.2 the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party, and this Agreement has been duly executed by such Party; 8.1.3 this Agreement and any other agreements contemplated hereby as being entered into between the Parties constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws of general application affecting the rights and remedies of creditors; 8.1.4 the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a violation or breach by such Party (or any of its Affiliates) of any provision of any contract, agreement or instrument to which such Party (or any of its Affiliates) is a party or to which such Party may be subject although not a party ; and 8.1.5 it has obtained all necessary authorizations, consents and approvals of any governmental authority and any other Person that is required to be obtained by it as of the Effective Date for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except, in the case of Merck, for

55 Regulatory Approvals as may be required to Develop, Manufacture and Commercialize Collaboration Compounds and Collaboration Products. 8.2 C4T Representations and Warranties. Except as set forth on the Disclosure Schedules, C4T represents and warrants to Merck (a) as of the Effective Date, (b) as of the date that a given Proposed Substitute Target becomes a Substitute Collaboration Target hereunder, solely as such representations and warranties relate to such Substitute Collaboration Target or C4T Patent Rights and C4T Know-How that C4T knows are relevant for such Substitute Collaboration Target or Collaboration Compounds and Collaboration Products for such Substitute Collaboration Target and (c) as of the date that a given Proposed Option Target becomes an Optioned Collaboration Target hereunder, solely as such representations and warranties relate to such Optioned Collaboration Target or C4T Patent Rights and C4T Know-How that C4T knows are relevant for such Substitute Collaboration Target or Collaboration Compounds and Collaboration Products for such Substitute Collaboration Target, in each case, that: 8.2.1 all issued Patent Rights within the C4T Patent Rights are in full force and effect, and, 8.2.2 ; 8.2.3 8.2.4 8.2.5

56 8.2.6 ; 8.2.7 8.2.8 Schedule 1.21 sets forth a true, correct and complete list of C4T Patent Rights and such schedule contains ; 8.2.9 C4T has complied in all material respects with all Applicable Laws, ; 8.2.10 the C4T Patent Rights and C4T Know-How constitute all intellectual property owned or otherwise Controlled by C4T (or any of its Affiliates) that are for the Exploitation of any Collaboration Compound and Collaboration Product contemplated hereunder; 8.2.11 8.2.12 neither C4T nor its Affiliates has employed any Person that is debarred under United States law Section 21 USC 335a or any foreign equivalent thereof with respect to the Development of a Collaboration Compound or Collaboration Product or otherwise in performing any portion of a Research Program; 8.2.13 to C4T’s knowledge, neither C4T nor its Affiliates has used in any capacity any Third Party contractor that is debarred under United States law Section 21 USC 335a or any foreign equivalent thereof with respect to the Development of a Collaboration Compound or Collaboration Product or otherwise in performing any portion of a Research Program; 8.2.14 neither C4T nor any of its Affiliates has obtained, or filed, any INDs, NDAs or Regulatory Approvals or any other form of regulatory application for approval of clinical trials, marketing or other purpose, ; 8.2.15

57 ; 8.2.16 neither C4T nor any of its Affiliates are parties to any agreement (written or oral) relating to, and there are no outstanding proposals for, and C4T and its Affiliates have not utilized or otherwise received, any funding from any Public Funding source in connection with the C4T Patent Rights or C4T Know-How. No governmental authority, Public Funding source or academic institution has any right to, or shall have any right to (including any “step-in” or “march- in” rights with respect to), or right to royalties with respect to, or right to impose any requirement or restriction on (including any requirement or restriction regarding the assignment, transfer, grant of licenses or other disposals of) the C4T Patent Rights or C4T Know-How (or the practice or use of the C4T Platform Technology or other C4T Patent Rights or C4T Know-How); 8.2.17 and 8.2.18 C4T may disclose exceptions to any of the foregoing representations to Merck in the form of a written disclosure schedule (each, a “Disclosure Schedule”) at each of the following times: (a) on or before the Effective Date, (b) during the period immediately following the Gatekeeper notifying C4T that a Proposed Substitute Target is an Available Target, and (c) during the period immediately following the Gatekeeper notifying C4T that a Proposed Option Target is an Available Target. Any such disclosure shall be an exception to the representations and warranties against which it is disclosed, and C4T shall not be in breach of any such representations and warranties as a result of the facts or circumstances included in such disclosure. 8.3 C4T’s Compliance with Merck’s Ethical Business Practices. 8.3.1 C4T acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, C4T covenants that it has conducted and will conduct the Development of Collaboration Compounds and other activities under a Research Plan in a manner which is consistent with both Applicable

58 Law and good business ethics. C4T hereby certifies that it will not employ any Person or, to its knowledge, otherwise use, in any capacity the services of any Third Party contractor debarred under Section 21 USC 335a or any foreign equivalent thereof in performing any Development of Collaboration Compounds or other activities under a Research Plan. C4T shall notify Merck in writing immediately if any such debarment occurs or comes to its attention and shall promptly remove any person or entity so disbarred from performing any activities under the Research Plan. 8.3.2 C4T warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents or representatives of any government or international public organization. C4T has not made, and will not make, any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment to Officials would constitute a violation of any Applicable Law. In addition, regardless of legality, C4T has not made, and C4T agrees it will not make, any Payment either directly or indirectly to Officials if such Payment was or is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement. 8.3.3 C4T acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Merck or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement. 8.3.4 C4T certifies to Merck that as of the Effective Date, C4T has screened itself, and its officers, directors and employees that will be performing activities under this Agreement against the Exclusions Lists and that it has informed Merck whether such screens have revealed that C4T, or any of its officers, directors and employees performing activities under this Agreement have been in Violation. 8.4 Additional Covenants of C4T. 8.4.1 Maintenance of Licensed Assets. Commencing on the Effective Date until the end of the Term, C4T shall not and shall cause its Affiliates not to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any C4T Patent Rights or C4T Know-How with respect to a , any Collaboration Compound or Collaboration Product (collectively, the “Licensed Program Assets”), except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, prohibit or limit in any respect any of the rights or licenses granted to Merck hereunder. 8.4.2 No Other Uses. Except for (a) the performance by C4T of the Research Collaboration Activities allocated to it under a Research Program in accordance with this Agreement and the applicable Research Plan, and (b) as otherwise expressly agreed to by Merck in writing or otherwise set forth in this Agreement, neither C4T nor its Affiliates shall use (and

59 neither shall grant any Third Party the right to Develop or Commercialize) any , Collaboration Compound or Collaboration Product for any purposes. 8.5 Additional Covenants of Merck. 8.5.1 By signing this Agreement, Merck covenants that . 8.5.2 Merck warrants that 8.5.3 Merck certifies to C4T that as of the Effective Date, Merck . 8.5.4 . ARTICLE 9 INDEMNIFICATION 9.1 General Indemnification by C4T. C4T shall indemnify and hold harmless Merck, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the “Merck Indemnified Parties”) from, against and in respect of any and all liabilities, losses, costs and expenses (including reasonable attorneys’ and experts’ fees and costs and expenses), damages, fines, penalties or amounts paid in settlement, in each case, payable to Third Parties (collectively, “Losses”), in each case to the extent resulting from any Action and to the extent such Losses are incurred or suffered by the Merck Indemnified Parties or any of them as a result of, arising out of or relating to: except, in each case of (a) and (b), to the extent such Losses arise from any Action for which Merck would be required to indemnify C4T pursuant to Section 9.2.

60 9.2 General Indemnification by Merck. Merck shall indemnify and hold harmless C4T, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the “C4T Indemnified Parties”) from, against and in respect of any and all Losses payable to Third Parties, in each case to the extent resulting from any Action and to the extent such Losses are incurred or suffered by the C4T Indemnified Parties or any of them as a result of, arising out of or relating to: except, in each case of (a), (b), or (c), to the extent such Losses arise from any Action for which C4T would be required to indemnify Merck pursuant to Section 9.1. 9.3 Claims for Indemnification. 9.3.1 A Party seeking indemnification under this Article 9 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action for which indemnification may be sought or, if earlier, upon the assertion of any such Action by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of an Action as provided in this Section 9.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). 9.3.2 Within after delivery of such notification, the Indemnifying Party may, upon notice thereof to the Indemnified Party, assume control of the defense of such Action using counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The assumption of a defense by the Indemnifying Party shall not be deemed an admission that the Indemnifying Party has an obligation to defend, indemnify or hold harmless an Indemnified Party from and against any Losses from an Action. If the Indemnifying Party assumes and conducts the defense of an Action as provided above, and if it is ultimately determined pursuant to Section 12.7 that the Indemnifying Party was not obligated to indemnify, defend, or hold harmless an Indemnified Party from and against any Losses from such Action, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and verifiable out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs and expenses) incurred by the Indemnifying Party in connection with defending such Action and all other Losses paid by the Indemnifying Party on behalf of the Indemnified Party in connection with such Action. 9.3.3 The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Action, the Indemnifying Party shall be responsible for the reasonable fees, costs and expenses of counsel to the Indemnified Party solely in connection therewith; provided, further, however, that in no event

61 shall the Indemnifying Party be responsible for the fees, costs and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. 9.3.4 The Party controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. 9.3.5 The Indemnifying Party shall not settle or compromise any such Action or consent to any judgment in respect thereof without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnified Party (or other C4T Indemnified Parties or Merck Indemnified Parties, as applicable) becoming subject to injunctive or other similar type of relief or additional non-monetary obligations, (b) includes a complete and unconditional release of the Indemnified Party (and the other Merck Indemnified Parties or C4T Indemnified Parties, as applicable) from all liability with respect thereto and does not require an admission by the Indemnified Party (or other C4T Indemnified Parties or Merck Indemnified Parties, as applicable), and (c) does not adversely affect the rights or licenses granted to the Indemnified Party (or its Affiliate) under this Agreement. The Indemnified Party shall not settle or compromise any such Action or consent to any judgment in respect thereof without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion. 9.3.6 If the Indemnifying Party chooses to defend any Action, the Indemnified Party shall cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Action and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket costs and expenses in connection therewith. 9.4 Disclaimer of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE FOR

62 ARTICLE 10 INTELLECTUAL PROPERTY PROVISIONS 10.1 Background Intellectual Property. Notwithstanding anything to the contrary set forth herein, as between the Parties, Merck is and shall remain the owner of all Merck Background IP and C4T is and shall remain the owner of all C4T Background IP. 10.2 Ownership of Inventions. All right, title and interest in any Inventions and intellectual property rights therein shall be determined in accordance with the following terms and conditions: 10.2.1 C4T Collaboration IP. As between the Parties, C4T shall own the entire right, title and interest in any C4T Collaboration IP. Merck for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to and shall assign) to C4T all of its right, title, and interest in and to any and all such C4T Collaboration IP; provided that if such assignment is prohibited by Applicable Law, then Merck shall grant, and hereby does grant to C4T, a perpetual, irrevocable, exclusive, worldwide, royalty- free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such C4T Collaboration IP to Exploit products and services and otherwise exploit all C4T Collaboration IP. Merck shall promptly disclose to C4T in writing the development, making, conception, or reduction to practice of any C4T Collaboration Know-How of which it is aware. Merck shall execute and provide to C4T assignments and other necessary documents consistent with such assignment and ownership of C4T Collaboration IP promptly upon request of C4T. C4T Collaboration Know-How shall be Confidential Information of C4T. 10.2.2 Merck Collaboration IP and Merck Platform IP. As between the Parties, Merck shall own the entire right, title and interest in any Merck Collaboration IP and Merck Platform IP. C4T for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to and shall assign) to Merck all of its right, title, and interest in and to any and all such Merck Collaboration IP and Merck Platform IP; provided that if such assignment is prohibited by Applicable Law, then C4T shall grant, and hereby does grant, to Merck, a perpetual, irrevocable, exclusive, worldwide, license, with the right to grant sublicenses through multiple tiers, under such Merck Collaboration IP and Merck Platform IP to Exploit products and services and otherwise exploit the Merck Collaboration IP and Merck Platform IP. Any such license shall be royalty-free and fully paid-up with respect to the Merck Platform IP. C4T shall promptly disclose to Merck in writing the development, making, conception or reduction to practice of any Merck Collaboration Know-How or Merck Platform Know-How of which it is aware. C4T shall execute and provide to Merck assignments and other necessary documents consistent with such assignment and ownership of Merck Collaboration IP and Merck Platform IP promptly upon request of Merck. Merck Collaboration Know-How and Merck Platform Know-How shall be Confidential Information of Merck. 10.2.3 Each Party shall ensure that all Persons that perform any activities under a Research Program are under a written or other legally enforceable obligation to assign all right,

63 title, and interest in and to any and all Inventions created in the performance of such activities directly to such Party or to an Affiliate or to an entity that is obligated to assign all such right, title, and interest to such Party or an Affiliate. 10.2.4 Residual IP. The entire right, title and interest in: (a) Any and all Residual Inventions that are conceived solely by employees or agents of Merck or its Affiliates (“Merck Residual Inventions”) and any Patent Rights that claim such Merck Residual Inventions (“Merck Residual Patent Rights”) shall be solely owned by Merck. (b) Any and all Residual Inventions that are conceived solely by employees or agents of C4T or its Affiliates (“C4T Residual Inventions”) and any Patent Rights that claim such C4T Residual Inventions (“C4T Residual Patent Rights”) shall be solely owned by C4T. (c) Any and all Residual Inventions that are conceived jointly by employees or agents of C4T or its Affiliates and by employees or agents of Merck or its Affiliates (“Joint Residual Inventions”) and any Patent Rights that claim such Joint Residual Inventions shall be jointly owned by Merck and C4T. Each of the Parties shall have the right to Exploit and grant licenses, in any jurisdiction, to its undivided interest in any such Joint Residual Invention (and any Patent Rights claiming such Joint Residual Inventions) without the consent of and without accounting to the other Party. For those countries where a specific license is required for a joint owner of a joint Invention to practice such joint Invention in such countries: each of Merck and C4T hereby grants to the other Party a perpetual, irrevocable, non-exclusive, worldwide, royalty- free, fully paid-up license, transferable and sublicensable through multiple tiers, under the granting Party’s undivided right, title and interest in and to all Joint Residual Inventions to exploit such Inventions for any and all uses, subject to any exclusive licenses granted pursuant to, or exclusivity obligations under, this Agreement. For clarity, the terms of this Agreement do not provide either Party with any right, title or interest or any license to the other Party’s intellectual property except as expressly set forth herein. (d) For the purposes of determining ownership under this Section 10.2.4, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). 10.3 Filing, Prosecution and Maintenance of C4T Patent Rights. 10.3.1 C4T Background Patent Rights. (a) Group I Background Patent Rights. Merck shall have the first right, in C4T’s name and at Merck’s cost and expense, to file, prosecute and maintain in the Territory, upon appropriate consultation with C4T, (i) or (ii) any C4T Background Patent Rights that solely claim (“Group I Background Patent Rights”) through mutually acceptable outside counsel; provided that the filing, prosecution and maintenance of any C4T Background Patent Rights that contain claims to and also contain claims to

64 shall be governed by Section 10.3.1(b) or Section 10.3.1(c), as applicable. Merck shall keep C4T fully advised of the status of the Group I Background Patent Rights, shall provide advance and final copies of any papers related to the filing, prosecution and maintenance of the Group I Background Patent Rights, and shall consider any comments of C4T thereon . Merck shall promptly give notice to C4T of the grant, lapse, revocation, surrender, invalidation or abandonment of any Group I Background Patent Rights for which Merck is responsible for the filing, prosecution and maintenance. Merck shall give notice to C4T of any desire to not file Group I Background Patent Rights or to cease prosecution or maintenance of any Group I Background Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit C4T, in its sole discretion, to file, continue prosecution or maintenance of such Group I Background Patent Rights at its own expense. (b) Group II Background Patent Rights. C4T shall have the first right to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, any C4T Background Patent Rights that solely claim (“Group II Background Patent Rights”). C4T shall keep Merck advised of the status of the Group II Background Patent Rights, shall provide advance copies of any papers related to the prosecution and maintenance of the Group II Background Patent Rights, and shall consider any comments of Merck thereon C4T shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Group II Background Patent Rights. C4T shall give notice to Merck of any desire to not file Group II Background Patent Rights or to cease prosecution or maintenance of any Group II Background Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit Merck, in its sole discretion, to file or to continue prosecution or maintenance of such Group II Background Patent Rights at its own expense, in C4T’s name. In such event, if Merck elects to file Group II Background Patent Rights, or to continue prosecution or maintenance of Group II Background Patent Rights, C4T shall timely execute any additional documents as may be reasonably necessary to allow Merck to continue such filing, prosecution or maintenance in C4T’s name. For clarity, the filing, prosecution and maintenance of any C4T Background Patent Rights that only claim shall be governed by this Section 10.3.1(b). (c) Other C4T Background Patent Rights. C4T shall have the right, but not the obligation, to file patent applications claiming C4T Background Know-How, and to prosecute and maintain in the Territory, in its sole discretion, the C4T Background Patent Rights licensed to Merck under this Agreement that are not described in Sections 10.3.1(a) and 10.3.1(b). Notwithstanding the foregoing, C4T shall not abandon any such C4T Background Patent Rights that specifically (but not solely) claim (i) and included in a Collaboration Compound or Collaboration Product being Developed or Commercialized by Merck or its Related Parties or (ii) any described in (i), in each case ((i) and (ii)) without the express written consent of Merck, which consent shall not be unreasonably withheld. (d) C4T Background Patent Rights Update. During the Term, C4T shall promptly, upon Merck’s request, notify Merck in writing of any additional C4T Background Patent Rights claiming a

65 that are not listed on Schedule 1.21 and provide an updated Schedule 1.21. 10.3.2 C4T Collaboration Patent Rights. C4T shall have the right, but not the obligation, to file patent applications claiming C4T Collaboration Know-How and to prosecute and maintain in the Territory, upon appropriate consultation with Merck, the C4T Collaboration Patent Rights. C4T shall give Merck an opportunity to review the text of any initial patent application claiming C4T Collaboration Know-How before filing, shall consult with Merck and incorporate any reasonable comments of Merck with respect thereto, and shall supply Merck with a copy of any such application as filed, together with notice of its filing date and serial number. C4T shall keep Merck advised of the status of C4T Collaboration Patent Rights that solely claim and, upon Merck’s request, shall provide advance copies of any papers related to the prosecution and maintenance of such C4T Collaboration Patent Rights. C4T shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any such C4T Collaboration Patent Rights licensed to Merck. 10.3.3 C4T Residual Patent Rights. C4T shall have the sole right and discretion to (i) file, prosecute, and maintain C4T Residual Patent Rights in the Territory; (ii) enforce any C4T Residual Patent Rights and protect against any misappropriation or misuse of C4T Residual Inventions in the Territory; (iii) control any Third Party Initiated Proceedings relating to C4T Residual Patent Rights; and (iv) initiate and control any Party Initiated Proceedings relating to C4T Residual Patent Rights. 10.4 Merck Patent Rights. 10.4.1 Filing, Prosecution, and Maintenance of Merck Collaboration Patent Rights. (a) Merck shall have the right, but not the obligation, to file patent applications claiming Merck Collaboration Know-How and to prosecute and maintain in the Territory, in its discretion, upon appropriate consultation with C4T, the Merck Collaboration Patent Rights described in Section 10.4.1(b). For clarity, Merck shall not file patent applications claiming C4T Collaboration Know-How independent of any Collaboration Compound, , or Collaboration Product within the Merck Collaboration Know-How. (b) Notwithstanding Section 10.4.1(a), Merck shall give C4T an opportunity to review the text of any patent application claiming Merck Collaboration Know-How that (i) claims or covers a Collaboration Product, Collaboration Compound or or (ii) , and, in each case before filing, shall consult with C4T and incorporate any reasonable comments of C4T with respect thereto. Merck shall supply C4T with a copy of the application as-filed, together with notice of its filing date and serial number. Merck shall keep C4T advised of the status of such Patent Rights and, upon C4T’s request, shall provide advance copies of any papers related to the prosecution and maintenance of such Patent Rights. Merck shall promptly give notice to C4T of the grant, lapse, revocation, surrender, invalidation or abandonment of any such Patent Rights.

66 10.4.2 Merck Background Patent Rights, Merck Platform Patent Rights, Merck Residual Patent Rights and Merck Know-How. Notwithstanding anything to the contrary in this Agreement, Merck shall have the sole right and discretion to (i) file, prosecute, and maintain Merck Background Patent Rights, Merck Platform Patent Rights, and Merck Residual Patent Rights in the Territory; (ii) enforce any Merck Background Patent Rights, Merck Platform Patent Rights, and Merck Residual Patent Rights and protect against any misappropriation or misuse of Merck Know-How in the Territory; (iii) control any Third Party Initiated Proceedings relating to Merck Patent Rights; and (iv) initiate and control any Party Initiated Proceedings relating to Merck Patent Rights, provided that, at the reasonable request of Merck and at Merck’s expense, C4T shall provide Merck with assistance in connection therewith, including as set forth in Section 10.6.2 mutatis mutandis. 10.5 Joint Residual Patent Rights. The Parties, through the IPOC, will plan and coordinate the preparation, filing, prosecution and maintenance of any Patent Rights claiming or covering any Joint Residual Inventions (the “Joint Residual Patent Rights”). The Parties shall equally share the expenses associated with any Joint Residual Patent Rights. In the event that one of the Parties does not wish to prepare, file, prosecute or maintain a Joint Residual Patent Right on a country-by-country basis (“Non-Participating Party”), the Non-Participating Party shall permit the other Party (“Participating Party”) to file or to continue such prosecution and maintenance of such Joint Residual Patent Right in the relevant countries. In such case, the Non-Participating Party shall timely execute a power of attorney and any additional documents as may be reasonably necessary to allow the Participating Party to file such Joint Residual Patent Right or to continue prosecution and maintenance in the relevant countries. In such event, the Non-Participating Party may choose to either (a) share the costs of the filing, prosecution and maintenance of the Joint Residual Patent Right in the relevant countries and maintain ownership of such Joint Residual Patent Right; or (b) assign the Non-Participating Party’s interest in the Joint Residual Patent Right to the Participating Party, subject to a fully paid, royalty-free, non-exclusive, non-transferable, worldwide, irrevocable, perpetual, license to Exploit any Invention claimed by such Patent Right. 10.6 Patent Term Restoration and Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplementary protection certificates or their equivalents in any country in the Territory where applicable to C4T Patent Rights specifically claiming r method of use or process of manufacture thereof and Merck Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election with respect to the Merck Patent Rights and such C4T Patent Rights (except C4T Platform Patent Rights), and C4T shall have the right to make the election with respect to C4T Platform Patent Rights. 10.6.1 Unitary Patent Court Opt-Out and Opt-In. (a) Merck shall have the first right to make decisions regarding the opt- out or opt-in under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union, with respect to Merck Patent Rights and Group I Background Patent Rights, and pay all fees and make all submissions associated with such decisions. At Merck’s reasonable request, C4T shall assist Merck in such submissions at Merck’s

67 cost, including providing all necessary documents and making all necessary submissions as a patent owner. If Merck decides not to make a decision with respect to any Group I Background Patent Rights, C4T shall have the right to make such decision and pay all fees associated therewith. (b) C4T shall have the first right to make decisions regarding the opt- out or opt-in under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union, with respect to C4T Patent Rights excluding any Group I Background Patent Rights, and pay all fees and make all submissions associated with such decisions. If C4T decides not to make a decision with respect to any Group II Background Patent Rights, Merck shall have the right to make such decision and pay all fees associated therewith. (c) The Parties, through the IPOC, shall jointly make decisions regarding the opt-out or opt-in under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union, with respect to Joint Residual Patent Rights, shall coordinate in making all submissions associated with such decisions and shall equally share the costs associated therewith. 10.6.2 Other Cooperation. (a) The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of C4T Patent Rights, Merck Patent Rights and Joint Residual Patent Rights in accordance with Sections 10.3, 10.4 and 10.5, including but not limited with respect to the preparation and filing of The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. Section 103(c), as amended by the CREATE Act (P.L 108- 453). (b) The Parties agree that, in filing and prosecuting Patent Rights (i) disclosing or claiming subject matter that the Parties shall cooperate with respect to the timing and content of such Patent Rights in order to enable the filing of separate patent applications covering each Party’s Inventions or Patent Rights for which it controls prosecution.

68 10.6.3 Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under Sections 10.3, 10.4 and 10.5, the filing or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities. 10.6.4 Inventor Remuneration. Each Party shall comply with all applicable country-specific inventor remuneration laws and regulations, including Article 6 of the Third Amendment of Chinese Patent Law, associated with C4T Patent Rights, Merck Patent Rights, and Joint Residual Patent Rights when inventor remuneration obligations are triggered by an employee or agent of such Party or its Affiliates. 10.7 Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings. 10.7.1 Third Party Initiated Proceedings. Each Party shall, within of learning of such event, inform the other Party of any request for, or filing or declaration of, any derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to C4T Patent Rights (except C4T Platform Patent Rights), Merck Patent Rights or Joint Residual Patent Rights. Merck and C4T shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the first right to control such proceedings with respect to Merck Collaboration Patent Rights that are described in Section 10.4.1(b) and Group I Background Patent Rights, and C4T shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. Merck shall have the sole right to control such proceedings with respect to Merck Collaboration Patent Rights that are not described in Section 10.4.1(b) . C4T shall have the first right to control such proceedings with respect to Group II Background Patent Rights, and Merck shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. C4T shall have the sole right to control such proceedings with respect to C4T Platform Patent Rights, C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b) and C4T Collaboration Patent Rights. 10.7.2 Party Initiated Proceedings. (a) Merck shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Merck Collaboration Patent Rights that are described in Section 10.4.1(b) and Group I Background Patent Rights. Notwithstanding the foregoing, Merck shall not initiate any such proceeding without the prior written consent of C4T, which consent shall not be unreasonably withheld or delayed. C4T shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to such Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution or course of conduct shall be determined by Merck. The initiating Party shall have the first right to control such proceedings. Merck shall have the sole right to initiate such proceedings with respect to Merck Collaboration

69 Patent Rights that are not described in Section 10.4.1(b) and C4T shall have no rights in connection therewith. (b) C4T shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Group II Background Patent Rights. Notwithstanding the foregoing, C4T shall not initiate any such proceeding without the prior written consent of Merck, which consent shall not be unreasonably withheld or delayed. Merck shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to such Patent Rights should be initiated, The initiating Party shall have the first right to control such proceedings. C4T shall have the sole right to initiate such proceedings with respect to C4T Platform Patent Rights, C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b) and C4T Collaboration Patent Rights and Merck shall have no rights in connection therewith. (c) The Parties, through the IPOC, shall jointly plan and coordinate the initiation and prosecution of any reexamination, supplemental examination, reissue or similar administrative proceeding relating to Joint Residual Patent Rights. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to such Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. 10.7.3 Cooperation. In connection with any administrative proceeding under this Section 10.7, Merck and C4T shall cooperate fully and provide each other with any information or assistance that either Party may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto; provided that C4T shall not be obligated to keep Merck informed with respect to any such action or proceeding regarding C4T Platform Patent Rights or C4T Background Patent Rights licensed to Merck under this Agreement that are not described in Sections 10.3.1(a) and 10.3.1(b). For any proceeding not controlled by Merck, excluding any proceeding involving C4T Platform Patent Rights or C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b), C4T shall obtain prior approval from Merck of any settlement offer or settlement agreement. 10.7.4 Expenses. The Party controlling any administrative proceeding pursuant to this Section 10.7 shall bear all expenses related thereto. 10.8 Enforcement and Defense. 10.8.1 The Parties shall give notice to each other of either (i) any infringement by a Third Party of C4T Patent Rights, Merck Patent Rights or Joint Residual Patent Rights, or (ii) any misappropriation or misuse by a Third Party of C4T Know-How or Merck Know-How, which may come to its attention. Merck and C4T shall thereafter consult and cooperate fully to determine a

70 course of action, including but not limited to the commencement of legal action by either or both Merck and C4T, to terminate any infringement of C4T Patent Rights (excluding any C4T Platform Patent Rights, C4T Background Patent Rights licensed to Merck under this Agreement that are not described in Sections 10.3.1(a) and 10.3.1(b) or C4T Collaboration Patent Rights), Merck Patent Rights or Joint Residual Patent Rights or any misappropriation or misuse of C4T Know-How. Merck, upon notice to C4T, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Merck or C4T, or to control the defense of any declaratory judgment action, relating to Merck Collaboration Patent Rights that are described in Section 10.4.1(b), Group I Background Patent Rights, and Group II Background Patent Rights. Merck shall have the sole right to initiate such proceedings with respect to Merck Collaboration Patent Rights that are not described in Section 10.4.1(b), and to control the defense of any declaratory judgment action relating thereto, and C4T shall have no rights in connection therewith. C4T shall have the sole right to initiate such proceedings with respect to C4T Platform Patent Rights, C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b) and C4T Collaboration Patent Rights, and to control the defense of any declaratory judgment action relating thereto, and Merck shall have no rights in connection therewith. Each Party shall have the right to be represented by counsel of its own choice in any of the foregoing proceedings in which it has rights to participate. 10.8.2 Merck shall promptly inform C4T if it elects not to exercise its first right under Section 10.8.1 to initiate and prosecute legal action, and C4T shall thereafter have the right, but not the obligation, to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of C4T and, if necessary, Merck. If C4T elects to do so, the costs of any agreed-upon course of action to terminate infringement such Patent Rights or misappropriation or misuse of such Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by C4T. 10.8.3 For any action to terminate any infringement of C4T Patent Rights (except for C4T Platform Patent Rights or C4T Background Patent Rights licensed to Merck under this Agreement that are not described in Sections 10.3.1(a) and 10.3.1(b) and the C4T Collaboration Patent Rights), Merck Patent Rights or Joint Residual Patent Rights or any misappropriation or misuse of C4T Know-How (other than C4T Platform Know-How) or Merck Know-How, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 10.8. In connection with any such action, Merck and C4T will cooperate fully and will provide each other with any information or assistance that either Party may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding except actions or proceedings that a Party has the sole right to control. For any proceeding not controlled by Merck, excluding any proceeding involving C4T Platform Patent Rights or C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b), C4T shall obtain prior approval from Merck of any settlement offer or settlement agreement. 10.8.4 Any recovery obtained by either or both Merck and C4T in connection with, or as a result of, any action contemplated by this Section 10.8, whether by settlement or otherwise, shall be shared in order as follows:

71 (a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action; (b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and (c) ; provided that C4T shall retain of any such remaining recoveries from an action to enforce any C4T Platform Patent Rights (including any C4T Background Patent Rights that are not described in Sections 10.3.1(a) and 10.3.1(b)) and no other Patent Rights covered by this Section 10.8, 10.8.5 C4T shall inform Merck of any matter of which it becomes aware concerning the submission of a Biosimilar Application to the U.S. Food & Drug Administration or to a similar agency in a country in the Territory, seeking approval of a Biosimilar Product. C4T shall provide Merck with the unopened Biosimilar Application within of receipt. C4T shall administratively review the package containing the Biosimilar Application as necessary to determine whose attention it needs to be directed. C4T shall not open any sealed contents within the envelope containing the Biosimilar Application. If C4T inadvertently opens the sealed contents of any Biosimilar Application, or if the Biosimilar Application is not contained within a sealed envelope inside the delivery packaging, C4T shall (a) not substantively review the Biosimilar Application, and (b) so notify Merck. C4T shall cooperate with Merck to obtain the relevant applicant’s consent to forward the Biosimilar Application to Merck. Merck shall choose the recipients of information under 42 U.S.C. § 262 (l)(1)(B)(ii). Notwithstanding the foregoing provisions of Section 10.8, Merck shall have the sole right, in its discretion, to initiate, prosecute and control any legal action and take any action, on Merck’s behalf or on behalf of C4T (including in C4T’s name, if required), to initiate and resolve a dispute with respect to any infringement of Group I Background Patent Rights, Group II Background Patent Rights or Joint Residual Patent Rights with respect to any Biosimilar Application, including selection of any patents for listing under 42 U.S.C. §262(l). For any action with respect to any infringement of Group I Background Patent Rights, Group II Background Patent Rights or Joint Residual Patent Rights with respect to any Biosimilar Application, in the event that Merck is unable to initiate or prosecute such action solely in its own name, C4T will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate, prosecute and maintain such action. In connection with any action, C4T shall cooperate with Merck and provide Merck with information and assistance that Merck may reasonably request, including as defined in Section 10.8.3. 10.9 Patent Linkage. Merck (or its designee) may list or submit any C4T Patent Right or Joint Residual Patent Right with any Regulatory Authority in the Territory in connection with the Development, Regulatory Approval or Commercialization of a Collaboration Product to the extent required under Applicable Law, and C4T shall reasonably assist Merck in connection therewith at Merck’s cost; provided that, Merck shall notify C4T in advance and discuss in good faith any patent linkage of any C4T Platform Patent Right or C4T Collaboration Patent Right, to

73 . 10.10.4Meetings. The IPOC may meet in person, by videoconference, teleconference or other similar communications equipment with such frequency, or at such times, as deemed appropriate by the IPOC. Each Party will bear the expense of its respective IPOC members’ participation in IPOC meetings. Any member of the IPOC may designate a substitute, who shall be an employee of the applicable Party, to attend such meeting with prior written notice to the other Party. 10.10.5Decision-Making. The IPOC shall act by unanimous consent. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. 10.10.6Disputes. The IPOC shall seek to resolve disputes concerning recommendations on all issues that come before the IPOC under this Agreement in good faith. If the IPOC is unable to reach a consensus recommendation on such a matter within after it has met and attempted to reach such resolution, then either Party may refer such matter for resolution to the senior intellectual property officer of each Party. 10.10.7 In the event that Merck, its Affiliates, or its sublicensees that have been granted by Merck the right to sell or offer to sell compounds or products containing such compounds under the C4T Patent Rights (excluding sublicensees to the extent functioning as distributors): (a) . ARTICLE 11 TERM AND TERMINATION 11.1 Term and Expiration. 11.1.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until it expires as follows, unless earlier terminated in accordance with this Article 11 (the “Term”): (a) on a Collaboration Product-by-Collaboration Product and country- by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Collaboration Product in such country; and

74 (b) in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Collaboration Products in all countries in the Territory. 11.1.2 Effect of Collaboration Product Expiration. After expiration of the Term with respect to a given Collaboration Product in a given country pursuant to Section 11.1.1, the license granted to Merck hereunder pursuant to Section 3.1.1 with respect to such Collaboration Product (and the Collaboration Compound therein) in such country will automatically become non-exclusive, royalty-free, fully paid-up, perpetual and irrevocable. 11.2 Voluntary Termination by Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement, in its entirety or as to a given Collaboration Target (which termination shall include the Research Program and all Collaboration Compounds and Collaboration Products, in each case containing a ), in each case, in one or more countries or for the Territory as a whole, by giving advance notice to C4T. In the event this Agreement is terminated in part with respect to a particular Collaboration Target, this Agreement shall remain in effect with respect to all other Collaboration Targets. 11.3 Termination for Insolvency. This Agreement may be terminated by either Party at any time during the Term upon notice to the other Party, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of all or a substantial portion of the assets for the benefit of creditors by such other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within after the filing thereof. 11.4 Termination for Material Breach. If either Party has materially breached this Agreement (the “Breaching Party”), then the other Party (the “Non-Breaching Party”) may deliver notice of such material breach to the Breaching Party, which notice shall describe such breach in reasonable detail and shall state the Non-Breaching Party’s intention to terminate this Agreement pursuant to this Section 11.4 (a “Default Notice”). If the Breaching Party does not dispute (which dispute must be made in good faith) that it has committed a material breach of this Agreement, then if the Breaching Party fails to cure such breach within after receipt of the Default Notice (provided that if such cure cannot reasonably be achieved within such period, then as long as the Breaching Party initiated steps, within such period, as would be considered reasonable to effectively cure such breach, then such period shall be automatically extended for an additional (i.e., for a maximum cure period of ), then the Non-Breaching Party may terminate this Agreement upon notice to the Breaching Party following such cure period. If the Breaching Party disputes in good faith that it has materially breached this Agreement, the dispute shall be resolved pursuant to Section 12.7; provided that, subject to Section 11.6, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. If, as a result of the application of such dispute resolution procedures, the Breaching Party is finally determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within (as such cure period may be extended to up to as set forth in the foregoing provisions of this Section 11.4)

75 after such Adverse Ruling, then the Non-Breaching Party may terminate this Agreement upon notice to the Breaching Party. Notwithstanding the foregoing, in the event that the material breach of this Agreement solely relates to a given Collaboration Target (or the Research Program or a Collaboration Compound or Collaboration Products, in each case containing a ), then this Agreement may only be terminated with respect to such Collaboration Target (which termination shall include the Research Program and all Collaboration Compounds and Collaboration Products, in each case containing a ), and this Agreement will remain in full force and effect with respect to all other Collaboration Targets. 11.5 Effects of Expiration or Termination. The following provisions will apply after any expiration or termination of this Agreement under this Article 11; provided that if this Agreement does not expire or terminate in its entirety as to all Collaboration Targets, then the following shall be given effect to the extent applicable to the Terminated Collaboration Targets (including the Research Programs and all Collaboration Compounds and Collaboration Products containing a ) while enabling the Parties to continue to perform their obligations and exercise their rights under this Agreement as to all other Collaboration Targets. 11.5.1 If this Agreement expires or terminates, except for the surviving provisions set forth in this Section 11.5 or Section 11.8, the rights, licenses and obligations of the Parties hereunder shall terminate and be of no further force or effect as of the effective date of such expiration or termination; provided that, notwithstanding the foregoing and solely in the event of expiration of this Agreement (but not termination), the licenses granted pursuant to Section 3.1.1 shall survive as set forth in Section 11.1.2. 11.5.2 If this Agreement expires or terminates, each Party shall, within after the effective date of expiration or termination, return, destroy or cause to be returned to the other Party all Confidential Information of the other Party in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of such Confidential Information of the other Party in its confidential files solely for record purposes and Merck may also retain any such Confidential Information of C4T as necessary to practice any rights and licenses granted to Merck that expressly survive such expiration or termination of this Agreement. 11.5.3 If this Agreement expires or terminates in its entirety with respect to one or more Collaboration Targets, the obligations under Section 3.6 shall terminate in its entirety (if this Agreement expires or terminates in its entirety) or with respect to such Terminated Collaboration Targets (provided that, for clarity, if this Agreement does not expire or terminate in its entirety, then the obligations under Section 3.6 shall remain in full force and effect with respect to any Collaboration Targets that are not Terminated Collaboration Targets). 11.5.4 If this Agreement is terminated in its entirety or with respect to one or more Collaboration Targets, then notwithstanding the foregoing provisions of this Section 11.5, upon request from Merck to C4T, the license granted to Merck under Section 3.1 shall survive, on a non-exclusive basis, for following the effective date of termination in order for Merck (and its Related Parties and contractors), at Merck’s discretion and upon written notice to

76 C4T, during the period immediately following the effective date of termination, solely to (a) finish or otherwise wind-down any ongoing Clinical Trials with respect to the applicable Collaboration Product(s) containing a hereunder (provided that, if in the best interests of trial subjects, a Clinical Trial is not able to be finished or wound-down within such period, then such period shall automatically be extended until such Clinical Trial is completed) and (b) if such termination is by Merck pursuant to Section 11.3 or 11.4, finish and sell any work-in-progress and any remaining inventory of such Collaboration Product(s) for such Terminated Collaboration Target(s) (and any applicable Collaboration Compounds for use therein); provided that, with respect to this clause (b), Merck shall pay Royalties (and Milestone Payments) on Net Sales of such Collaboration Product(s) (or Collaboration Compounds) sold by Merck (or its Related Parties) during such period (provided that the applicable Royalty Term is still ongoing) as and to the extent Merck would otherwise be required to pay such Royalties and Milestone Payments as set forth in Section 7.5; provided further that, for clarity, Merck shall have no obligation to undertake such activities and, if it does not, such licenses shall terminate. 11.5.5 If this Agreement is terminated in its entirety or with respect to one or more Collaboration Targets, at the request of Merck 11.5.6 If (a) this Agreement is terminated, , (i) in its entirety with respect to a given Collaboration Target or (ii) in its entirety with respect to all Collaboration Products or (b) a Research Program is discontinued (including pursuant to Section 4.7.2), . 11.5.7 The foregoing provisions of this Section 11.5 are without prejudice to any other relief and remedies available to either Party, including rights a Party may have arising under the Bankruptcy Code or other Applicable Law.

77 11.6 Milestone Payments. If notice of termination of this Agreement is given prior to achievement of a given milestone set forth in Section 7.4, Merck shall remain obligated to make any Milestone Payment to C4T with respect to any milestone achieved following the notice of such termination but prior to the effective date of such termination. 11.7 Alternative Remedies in Lieu of Termination. If (a) Merck notifies C4T in writing of a material uncured breach of this Agreement by C4T, and (b) Merck would have the right to terminate this Agreement pursuant to Section 11.4 (including the dispute resolution provisions provided therein and after the expiration of any applicable cure periods) with respect to a given Collaboration Product(s) (or in its entirety with respect to all Collaboration Products), then in lieu of Merck terminating pursuant to Section 11.4 (including the dispute resolution provisions provided therein), and without limiting any other rights or remedies of Merck, Merck may elect to have this Agreement continue in full force and effect with respect to such Collaboration Product(s) by providing notice thereof to C4T; provided, however, that if Merck so elects to continue this Agreement, then from and after such time as Merck delivers such notice to C4T, any and all amounts thereafter payable by Merck hereunder (including Milestone Payments and royalties) with respect to such Collaboration Product(s) shall be reduced by . Merck may exercise its rights under this Section 11.7 one (1) time per Collaboration Product. 11.8 Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of shall survive any expiration or termination of this Agreement. ARTICLE 12 MISCELLANEOUS 12.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or

78 remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. 12.2 Assignment. 12.2.1 Generally. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, in each case, whether by operation of law, assignment, succession or otherwise, without the prior written consent of the other Party (except as otherwise expressly permitted hereunder), which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, 12.2.2 C4T Change of Control. In the event of a Change of Control of C4T, or other assignment of this Agreement by C4T to a Third Party (whether by contract, operation of law or otherwise), then upon Merck’s request, the JRC (and any subcommittees) shall be disbanded, and all decisions that were made under the purview of the JRC (or any subcommittee) prior to its disbandment shall thereafter be made by Merck;

79 12.3 Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates and shall be and remain responsible for the acts and omissions of its Affiliates in connection therewith. 12.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement. 12.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: if to C4T, to: C4 Therapeutics, Inc. 490 Arsenal Way, Suite 120 Watertown, MA 02472 Attention: Email With a copy to: One Boston Place 201 Washington Street, Suite 2000 Boston, MA 02108-4403 Attention: Email: if to Merck, to: Merck Sharp & Dohme LLC 126 East Lincoln Ave. P.O. Box 2000 Mailstop RY-60-258A Rahway, New Jersey 07065 Attention: Email: With a copy to: Merck Sharp & Dohme LLC 126 East Lincoln Ave. P.O. Box 2000 Mailstop RY60-238 Rahway, New Jersey 07065 Attention:

80 or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by Applicable Law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required. 12.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi. 12.7 Dispute Resolution. 12.7.1 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). A Party shall give the other Party notice of any Dispute not resolved in the normal course of business. Within from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of another executive who will represent that Party and of any other person who will accompany the executive. Within from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. 12.7.2

81 12.7.3 12.8 Entire Agreement; Amendments. This Agreement together with the Schedules and Exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. 12.9 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. 12.10 Independent Contractors. It is expressly agreed that C4T and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither C4T nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. 12.11 No Third Party Beneficiaries. There are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party. 12.12 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise. 12.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply. 12.14 Business Day Requirements. In the event that any notice or other action is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action shall be deemed to be required to be taken on the next occurring business day.

82 12.15 Counterparts; Electronic Execution. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission such as .pdf or otherwise), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. 12.16 Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law. 12.17 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further ministerial acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. 12.18 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” and words of similar import shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the word “or” is disjunctive but not necessarily exclusive, and (l) whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

83 [Signature Page to Follow]

[Signature Page to License and Collaboration Agreement] IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date. MERCK SHARP & DOHME LLC C4 THERAPEUTICS, INC. BY: /s/ Sunil A. Patel BY: /s/ Andrew J. Hirsch NAME: Sunil A. Patel NAME: Andrew J. Hirsch TITLE: SVP, Business Development & Licensing TITLE: President and Chief Executive Officer

85 Schedule 1.20

86 Schedule 1.21

87

88

90

91

92

93

95 Schedule 4.1.2

99

101

103

104

105 Schedule 5.8.1(b)

106 Schedule 7 2 2

107 Schedule 7.4.1

108 Exhibit A

109